Exhibit 10.3

EXECUTION VERSION

SECOND AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

CIM FINANCE HOLDINGS, LP

June 24, 2026

ARTICLE IX RIGHTS AND OBLIGATIONS OF THE LIMITED PARTNERS		32

9.1	Management of the Partnership	32
9.2	Power of Attorney	32
9.3	Limitation on Liability of Limited Partners	32
9.4	Exchange Right	32
9.5	Duties and Conflicts	34

ARTICLE X TRANSFERS OF LIMITED PARTNERSHIP INTERESTS		34

10.1	Purchase for Investment	34
10.2	Restrictions on Transfer of Limited Partnership Interests	34
10.3	Admission of Substitute Limited Partner	36
10.4	Rights of Assignees of Partnership Interests	37
10.5	Effect of Bankruptcy, Death, Incompetence or Termination of a Limited Partner	37
10.6	Joint Ownership of Interests	37

ARTICLE XI BOOKS AND RECORDS; ACCOUNTING; TAX MATTERS		38

11.1	Books and Records	38
11.2	Custody of Partnership Funds; Bank Accounts	38
11.3	Fiscal and Taxable Year	38
11.4	Annual Tax Information and Report	38
11.5	Tax Matters; Tax Elections; Special Basis Adjustments	38
11.6	Reports to Limited Partners	39

ARTICLE XII AMENDMENT OF AGREEMENT; MEETINGS		40

12.1	Amendment	40
12.2	Meetings of Partners	40

ARTICLE XIII MERGER, EXCHANGE OR CONVERSION		42

13.1	Merger, Exchange or Conversion of Partnership	42
13.2	Approval of Plan of Merger, Exchange or Conversion	42
13.3	Rights of Dissenting Limited Partners	44
ARTICLE XIV GENERAL PROVISIONS		45

14.1	Notices	45
14.2	Survival of Rights	45
14.3	Additional Documents	45
14.4	Severability	45
14.5	Entire Agreement	45
14.6	Pronouns and Plurals	46
14.7	Headings	46
14.8	Counterparts	46
14.9	Governing Law	46
14.10	Arbitration	46
14.11	Acknowledgement as to Exculpation and Indemnification	47

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EXHIBIT A	–	Partners and Partnership Units

EXHIBIT B	–	Notice of Exercise of Exchange Right

EXHIBIT C	–	Consent Rights

EXHIBIT D	–	Definition of “Adjustment Factor” and Illustrative Calculations

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SECOND AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

CIM FINANCE HOLDINGS, LP

This Second Amended and Restated Agreement of Limited Partnership is effective as of the 24th day of June, 2026, by and among CIM Real Estate Finance Trust, Inc., a Maryland corporation (“CMFT”), CIM Finance Holdings GP, LLC, a Delaware limited liability company and a direct and wholly owned Subsidiary of CMFT (the “CMFT General Partner”), CIM Group Holdings, LLC, a Delaware limited liability company (“CIM Group Holdings” or the “CIM Limited Partner”), and the other Limited Partner(s) set forth or which may, in the future, be set forth on Exhibit A hereto, as amended from time to time, with respect to CIM Finance Holdings, LP, a limited partnership formed under the laws of the State of Delaware (the “Partnership”), pursuant to a Certificate of Limited Partnership filed with the Office of the Secretary of State of the State of Delaware on May 8, 2026.

RECITALS

WHEREAS, the parties hereto desire to enter into this Agreement in order to set forth the terms and conditions under which the Partnership will be operated as well as the rights, obligations, and limitations of the General Partner and the Limited Partners with respect to each other and the Partnership as a whole;

WHEREAS, concurrently with the execution of this Agreement, CIM Group Holdings entered into that certain Contribution and Subscription Agreement, dated as of June 24, 2026 (the “Contribution Agreement”), by and among the Partnership, CMFT, and CIM Group Holdings, pursuant to which CIM Group Holdings contributed to the Partnership all of its right, title and interest in CIM Group Management, LLC, a Delaware limited liability company (“CIM Group Management”), and all of its right, title and interest in CIM Group Investments, LLC, a Delaware limited liability company (“CIM Group Investments” and, together with CIM Group Management, the “CIM Group Entities”), and such other consideration as described in the Contribution Agreement, and in exchange therefor, CIM Group Holdings was admitted as a Limited Partner and received shares of Special Voting Preferred Stock, $0.01 par value per share, of CMFT (“CMFT Voting Preferred Shares”) and Class A Limited Partnership Units on the terms and subject to the conditions set forth in the Contribution Agreement;

WHEREAS, prior to the execution of this Agreement, CMFT contributed to the Partnership all of its right, title and interest in CIM Real Estate Finance Operating Partnership, LP (the “Existing OP”) and in exchange therefor, CMFT received a Limited Partnership Interest;

WHEREAS, prior to the execution of this Agreement, CMFT contributed to the Partnership all of its right, title and interest in CRI REIT IV, LLC and in exchange therefor, CMFT received certain good and valuable consideration;

WHEREAS, it is contemplated that as a result of the transaction contemplated in the Contribution Agreement and this Agreement and with the approval of the Board of Directors of CMFT as permitted under its Charter, CMFT will cease to meet the requirements for qualification as a real estate investment trust for U.S. federal income tax purposes (the “De-REIT”), and will terminate its status as a REIT effective for the 2026 taxable year; and

WHEREAS, this Agreement amends, restates and supersedes that certain Amended and Restated Agreement of Limited Partnership, by and among CMFT and the CMFT General Partner, dated as of June 24, 2026;

NOW, THEREFORE, in consideration of the foregoing, of the mutual covenants between the parties to this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree as follows:

AGREEMENT

ARTICLE I

DEFINED TERMS

The following defined terms used in this Agreement shall have the meanings specified below:

“AAA” has the meaning set forth in Section 14.10 hereof.

“Act” means the Delaware Revised Uniform Limited Partnership Act, as it may be amended from time to time.

“Additional Funds” has the meaning set forth in Section 4.4 hereof.

“Additional Limited Partner” means a Person admitted to the Partnership as a Limited Partner pursuant to Section 4.3 hereof and who is shown as such on the books and records of the Partnership.

“Additional Securities” has the meaning set forth in Section 4.3(b) hereof.

“Adjusted CMFT Common Share Unit Count” has the meaning set forth in Section 7.9(b) hereof.

“Adjustment Factor” has the meaning set forth on Exhibit D.

“Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person; (ii) any executive officer, director, trustee or general partner of such Person; and (iii) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.

“Agreed Value” means (i) the fair market value of a Partner’s non-cash Capital Contribution as of the date of contribution as agreed to by such Partner and the General Partner as of the date of contribution, as it may be amended from time to time, or (ii) in the case of any contribution or distribution of property other than cash, the fair market value of such property as determined by the General Partner at the time such property is contributed or distributed, reduced by liabilities either assumed by the Partnership or such Partner upon such contribution or distribution or to which such property is subject when the property is contributed or distributed.

“Agreement” means this Second Amended and Restated Agreement of Limited Partnership, as it may be further amended or restated from time to time.

“Articles Supplementary” means the instrument classifying, designating and setting the terms of the CMFT Voting Preferred Shares.

“Assumed Tax Liability” means, with respect to any Partner for a taxable year, an amount equal to the excess of (a) the product of (i) the Assumed Tax Rate multiplied by (ii) the estimated or actual cumulative amount of net taxable income and gain of the Partnership, as determined for federal income tax purposes, multiplied by (iii) such Partner’s Percentage Interest over (b) the sum of the cumulative Tax Distributions previously made to such Partner with respect to such taxable year; provided that such Assumed Tax Liability shall be computed without regard to any increases to the tax basis of the Partnership’s property pursuant to Sections 734(b) or 743(b) of the Code; provided further that, in the case of each Partner, and for the avoidance of doubt, such Assumed Tax Liability shall be determined without regard to any Code Section 704(c) allocations (including “reverse” Code Section 704(c) allocations) to the Partner. For the avoidance of doubt, in the event that the Assumed Tax Rate changes, the product described above shall be computed using the Assumed Tax Rate applicable to each full or partial taxable year, as applicable, multiplied by the net taxable income for such full or partial taxable year (taking into account the character of such net taxable income and taking into account losses in the full or partial taxable year in which such losses are deemed to be utilized pursuant to clause (a)(ii) of this definition) and by such Partner’s Percentage Interest for the relevant period and all references to a Partner shall include all predecessors of such Partner.

“Assumed Tax Rate” means the highest effective marginal combined federal, state and local income tax rate for a taxable year applicable to a corporation or individual resident in Los Angeles, California or New York, New York (whichever is higher), taking into account (i) the character of the relevant tax items (including ordinary or capital), (ii) the deductibility of state and local income taxes for federal income tax purposes (but only to the extent such taxes are deductible under the Code) and (iii) any surtax or excise tax on income (including, for the avoidance of doubt, the Medicare surtax on certain net investment income), as reasonably determined by the General Partner. For the avoidance of doubt, the Assumed Tax Rate shall be the same for all Partners.

“Available Cash” means, as of any given date, all cash and cash equivalents of the Partnership on hand (other than amounts designated for specific purposes), less amounts needed to pay or provide for the Partnership’s expenses, liabilities and obligations (including Tax Distributions and any other obligations set forth herein), and to maintain reasonable reserves for working capital, contingencies or other anticipated obligations, in each case as determined by the General Partner in its reasonable discretion, and excluding any amounts that are otherwise restricted or not available for distribution.

“Book Value” means, with respect to any property of the Partnership, the Partnership’s adjusted basis for U.S. federal income tax purposes, adjusted from time to time to reflect the adjustments required or permitted by Regulations Sections 1.704-1(b)(2)(iv)(d)-(g).

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banks in New York, New York, USA are authorized or required by law to be closed.

“Capital Account” means the capital account maintained for a Partner in accordance with Section 6.1 hereof.

“Capital Contribution” means the total amount of cash, cash equivalents and the Agreed Value of any Property or other asset contributed or agreed to be contributed, as the context requires, to the Partnership by each Partner pursuant to the terms of the Agreement. Any reference to the Capital Contribution of a Partner shall include the Capital Contribution made by a predecessor holder of the Partnership Units of such Partner.

“Cash Amount” means an amount of cash equal to the Value of the CMFT Common Shares Amount that the Exchanging Partner would otherwise be entitled to receive in respect of the Partnership Units offered for exchange by such Exchanging Partner (calculated on the date of receipt by CMFT of an Exchange Notice).

“Certificate” means the Partnership’s Certificate of Limited Partnership, as originally filed with the Office of the Secretary of State of the State of Delaware and as amended from time to time.

“Charter” means the Articles of Incorporation of CMFT and all amendments and supplements thereto, including the Articles Supplementary, as from time to time filed with and accepted for record by the State Department of Assessments and Taxation of the State of Maryland.

“CIM Group Entities” has the meaning set forth in the Recitals hereof.

“CIM Group Investments” has the meaning set forth in the Recitals hereof.

“CIM Group Management” has the meaning set forth in the Recitals hereof.

“CIM Group Holdings” has the meaning set forth in the Preamble hereof.

“CIM Limited Partner” has the meaning set forth in the Preamble hereof.

“Class” means, when used with reference to a Partnership Interest, the class of Partnership Interests of which such Partnership Interest is a part.

“Class A Limited Partnership Interest” has the meaning set forth in Section 4.2(b) hereof.

“Class A Limited Partnership Units” means the Partnership Units comprising the Class A Limited Partnership Interests.

“Class A Series” has the meaning set forth in Section 4.2(b).

“Class B Limited Partnership Interest” has the meaning set forth in Section 4.2(c) hereof.

“Class B Limited Partnership Units” means the Partnership Units comprising the Class B Limited Partnership Interests.

“CMFT” has the meaning set forth in the Preamble hereof.

“CMFT Capital Event” has the meaning set forth in Section 7.9(a) hereof.

“CMFT Capital Stock” means the capital stock of CMFT.

“CMFT Common Share” means a share of common stock, $0.01 par value per share, of CMFT (or its successor, as the case may be).

“CMFT Common Shares Amount” means a number of CMFT Common Shares equal to the product of the number of Class A Limited Partnership Units offered for exchange by an Exchanging Partner, multiplied by the Conversion Factor.

“CMFT General Partner” has the meaning set forth in the Preamble hereof.

“CMFT Voting Preferred Shares” has the meaning set forth in the Recitals hereof.

“CMFT Voting Preferred Share Votes” has the meaning set forth in Section 4.2(b).

“Code” means the Internal Revenue Code of 1986, as amended, and as hereafter amended from time to time.

“Commission” means the U.S. Securities and Exchange Commission.

“Competent Independent Expert” shall mean a Person with no material current or prior business or personal relationship with the General Partner or the Partnership who is substantially engaged in the business of rendering valuation opinions. Membership in a nationally recognized appraisal society such as the American Institute of Real Estate Appraisers or the Society of Real Estate Appraisers shall be conclusive evidence of such qualification.

“Consent Rights Expiration Time” means such time as (a) the CIM Limited Partner and its Permitted Transferees collectively hold less than ten percent (10%) of the Partnership Units that are issued and outstanding as of the date hereof (as appropriately adjusted hereafter to give effect to any unit split, reverse split, combination, reclassification, recapitalization or similar transaction) and (b) the CMFT Common Shares are listed on a national securities exchange registered under Section 6 of the Exchange Act.

“Contributed Percentage” means, with respect to any issuance of CMFT Common Shares or other shares of CMFT Capital Stock, the portion of the proceeds from such issuance (minus any underwriter’s discount or other fees or expenses paid or incurred in connection with such issuance) actually contributed by CMFT to the Partnership measured as a percentage of the aggregate proceeds of such issuance (minus any underwriter’s discount or other fees or expenses paid or incurred in connection with such issuance).

“Contributed Property” means each item of Property or other asset, in such form as may be permitted by the Act, but excluding cash, contributed, deemed to be contributed or agreed to be contributed, as the context requires to the Partnership, net of any liabilities assumed by the Partnership relating to such Contributed Property and any liabilities to which such Contributed Property is subject.

“Contribution Agreement” has the meaning set forth in the Recitals hereof.

“Conversion Factor” means the ratio at which Partnership Units are convertible into CMFT Common Shares pursuant to Section 9.4, which is 1.0.

“Corresponding Partnership Units” means, with respect to any shares of CMFT Capital Stock, any Limited Partnership Units issuable on a one-to-one basis with such shares by the express terms of this Agreement (or any subsequent amendment thereof). For example, the Class A Limited Partnership Units are the Corresponding Partnership Units of the CMFT Voting Preferred Shares, and the Class B Limited Partnership Units are the Corresponding Partnership Units of the CMFT Common Shares.

“Defaulting Limited Partner” has the meaning set forth in Section 5.1(c) hereof.

“Demand Notice” has the meaning set forth in Section 14.10(a) hereof.

“Depreciation” means, for each taxable year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to property for such taxable year, except that if the Book Value of an asset differs from its adjusted tax basis for U.S. federal income tax purposes at the beginning of such taxable year, Depreciation shall be an amount that bears the same ratio to such beginning Book Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such taxable year bears to such beginning adjusted tax basis; provided, however, that if the adjusted tax basis for U.S. federal income tax purposes of property of the Partnership at the beginning of such taxable year is zero, Depreciation shall be determined with reference to such beginning Book Value using any reasonable method selected by the General Partner.

“De-REIT” has the meaning set forth in the Recitals hereof.

“Dissenting Limited Partner” has the meaning provided in Section 13.3(a) hereof.

“Event of Bankruptcy” as to any Person means (i) the filing of a petition for relief as to such Person as debtor or bankrupt under the Bankruptcy Code of 1978 or similar provision of law of any jurisdiction (except if such petition is contested by such Person and has been dismissed within ninety (90) days); (ii) the insolvency or bankruptcy of such Person as finally determined by a court proceeding; (iii) the filing by such Person of a petition or application to accomplish the same or for the appointment of a receiver or a trustee for such Person or a substantial part of its assets; and (iv) the commencement of any proceedings relating to such Person as a debtor under any other reorganization, arrangement, insolvency, adjustment of debt or liquidation law of any jurisdiction, whether now in existence or hereinafter in effect, either by such Person or by another, provided that if such proceeding is commenced by another, such Person indicates its approval of such proceeding, consents thereto or acquiesces therein, or such proceeding is contested by such Person and has not been finally dismissed within ninety (90) days.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and as hereafter amended from time to time.

“Exchange Notice” means a Notice of Exercise of Exchange Right, substantially in the form of Exhibit B hereto.

“Exchange Right” has the meaning provided in Section 9.4(a) hereof.

“Exchanging Partner” has the meaning provided in Section 9.4(a) hereof.

“Existing OP” has the meaning set forth in the Recitals hereof.

“General Partner” means the CMFT General Partner, and any Person who becomes a substitute or additional General Partner as provided herein, and any successors thereto.

“General Partner Loan” has the meaning set forth in Section 5.1(c) hereof.

“General Partnership Interest” means a Partnership Interest held by the General Partner that is a general partnership interest.

“Indemnitee” means (i) any Person made a party to a proceeding by reason of its status as the General Partner or the parent of the General Partner (including CMFT) or a director, officer, manager, or employee of the General Partner, CMFT or the Partnership, and (ii) such other Persons (including Affiliates of CMFT, the General Partner or the Partnership) as the General Partner may designate.

“Limited Partner” means the CIM Limited Partner, CMFT, any Person named as a Limited Partner on Exhibit A attached hereto, and any Person who becomes a Substitute Limited Partner or Additional Limited Partner in such Person’s capacity as a Limited Partner in the Partnership.

“Limited Partnership Interest” means the ownership interest of a Limited Partner in the Partnership at any particular time, including the right of such Limited Partner to any and all benefits to which such Limited Partner may be entitled as provided in this Agreement and in the Act, together with the obligations of such Limited Partner to comply with all the provisions of this Agreement and of such Act.

“Limited Partnership Unit” means a fractional, undivided share of the Limited Partnership Interests of all Limited Partners issued hereunder.

“Liquidating Events” has the meaning set forth in Section 2.4(a) hereof.

“New OP Adjustment Factor” has the meaning set forth in Section 7.9(b) hereof.

“New OP Capital Event” has the meaning set forth in Section 7.9(b) hereof.

“Participating Buyer” has the meaning set forth in Section 4.8(b) hereof.

“Participation Commitment” has the meaning set forth in Section 4.8(b) hereof.

“Participation Notice” has the meaning set forth in Section 4.8(a) hereof.

“Participation Offer Period” has the meaning set forth in Section 4.8(b) hereof.

“Partner” means any General Partner or Limited Partner.

“Partnership” has the meaning set forth in the Preamble hereof.

“Partnership Interest” means an ownership interest in the Partnership held by either a Limited Partner or the General Partner and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement.

“Partnership Loan” has the meaning set forth in Section 5.1(c) hereof.

“Partnership Representative” has the meaning set forth in Section 11.5(a).

“Partnership Unit” means a fractional, undivided share of the Partnership Interests of all Partners issued hereunder.

“Percentage Interest” means the percentage ownership interest in the Partnership of each Limited Partner, as determined by dividing the number of Partnership Units owned by a Limited Partner by the aggregate number of Partnership Units owned by all Partners (excluding any Partnership Units owned by the General Partner that comprise the General Partnership Interest).

“Permitted Merger” has the meaning set forth in Section 9.4(b) hereof.

“Permitted Transferee” has the meaning set forth in Section 10.2(b) hereof.

“Person” means any individual, partnership, corporation, joint venture, limited liability company, trust or other entity.

“Profits” and “Losses” mean, for each taxable year or other period, an amount equal to the net income or loss for such taxable year or other period of the Partnership, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), adjusted in accordance with the following adjustments (without duplication), but without taking into account items specially allocated pursuant to Section 6.3(b):

(i) Exempt Income. Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses shall be added to such taxable income or loss.

(ii) Certain Expenditures. Any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits and Losses, shall be subtracted from such taxable income or loss.

(iii) Adjustment of Book Value. If the Book Value of any Partnership property is adjusted pursuant to Regulations Sections 1.704-1(b)(2)(iv)(d)-(g), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property for purposes of computing Profits and Losses.

(iv) Sales of Property. Items of income, gain, loss or deduction resulting from any disposition of all or any part of the Partnership’s or any of its Subsidiaries’ property, with respect to which gain or loss is recognized for U.S. federal income tax purposes, shall be determined by reference to the Book Value of the property disposed of, notwithstanding that the property’s adjusted tax basis may differ from such Book Value.

(v) Depreciation. In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such taxable year or other period as determined in accordance with this Agreement.

(vi) Adjustments Under Sections 734 and 743 of the Code. To the extent an adjustment to the adjusted tax basis of any Partnership property pursuant to Section 734(b) or Section 743(b) of the Code is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s Interest in the Partnership, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the property) or loss (if the adjustment decreases such basis) from the disposition of the property and shall be taken into account for purposes of computing Profits and Losses.

“Property” means any real property in which the Partnership holds an ownership interest, either directly or pursuant to the Partnership’s ownership of an interest in a subsidiary that owns an interest in any such real property.

“Prospective Issuance” shall mean any issuance or sale of any Partnership Units or other equity securities of the Partnership or any Subsidiary of the Partnership (collectively, “Subject Securities”) for cash, securities or other property, other than any issuance or sale of Partnership Units pursuant to Section 4.3(a)(i)(1) or Section 4.3(a)(i)(2).

“Prospective Subscriber” has the meaning set forth in Section 4.8 hereof.

“Regulations” means the Federal Income Tax Regulations, including temporary or proposed regulations, issued under the Code, as amended and as hereafter amended from time to time.

“REIT” means a real estate investment trust within the meaning of Section 856 of the Code.

“Remaining Securities” has the meaning set forth in Section 4.8(b) hereof.

“Requesting Party” has the meaning set forth in Section 14.10(a) hereof.

“Restricted Entities” has the meaning set forth in Section 7.7 hereof.

“Securities Act” means the Securities Act of 1933, as amended, and as hereafter amended from time to time.

“Specified Exchange Date” means the first Business Day of the month first occurring after the expiration of sixty (60) Business Days from the date of receipt by CMFT of the Exchange Notice.

“Specified Family and Trust Persons” has the meaning set forth in Section 10.2(b) hereof.

“Subject Securities” has the meaning set forth in the definition of “Prospective Issuance”.

“Subsidiary” means, with respect to any Person, any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person.

“Substitute Limited Partner” means any Person admitted to the Partnership as a Limited Partner pursuant to Section 10.3.

“Tax Distributions” has the meaning set forth in Section 5.1(b).

“Tax Receivable Agreement” means that certain Tax Receivable Agreement, dated as of June 24, 2026, by and among CMFT, the other parties to this Agreement and the other Persons who are parties thereto, as it may be amended or restated from time to time.

“Transfer” has the meaning set forth in Section 10.2(a).

“Value” means, with respect to any security, the average of the daily market price of such security for the ten (10) consecutive trading days immediately preceding the date as of which such Value is to be determined. The market price for each such trading day shall be: (i) if the security is listed or admitted to trading on any securities exchange, the sale price, regular way, on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices, regular way, on such day; (ii) if the security is not listed or admitted to trading on any securities exchange, the last reported sale price on such day or, if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the General Partner; or (iii) if the security is not listed or admitted to trading on any securities exchange and no such last reported sale price or closing bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reliable quotation source designated by the General Partner, or if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than ten (10) days prior to the date in question) for which prices have been so reported; provided, that if there are no bid and asked prices reported during the ten (10) days prior to the date in question, the value of the security shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate. In the event the security includes any additional rights, then the value of such rights shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.

ARTICLE II

PARTNERSHIP FORMATION AND IDENTIFICATION

2.1 Formation. The Partnership is a limited partnership formed pursuant to the Act and upon the terms and conditions set forth in this Agreement.

2.2 Name, Office and Registered Agent. The name of the Partnership is “CIM Finance Holdings, LP”. The principal place of business of the Partnership shall be 2398 East Camelback Road, 4th Floor, Phoenix, Arizona 85016. The General Partner may at any time change the location of such office, provided the General Partner gives notice to the Partners of any such change. The name and address of the Partnership’s registered agent is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The registered agent’s sole duty shall be to forward to the Partnership any notice that is served on it as registered agent.

2.3 Partners.

(a) The general partner of the Partnership is CIM Finance Holdings GP, LLC, a Delaware limited liability company. Its principal place of business is the same as that of the Partnership.

(b) The limited partners are those Persons identified as Limited Partners (including the CIM Limited Partner) on Exhibit A hereto, as it may be amended from time to time.

2.4 Term and Dissolution.

(a) The Partnership shall have perpetual duration, except that the Partnership shall be dissolved earlier upon the first to occur of any of the following events, subject, in each case, to the receipt of the prior written consent of Limited Partners holding more than 50% of the then issued and outstanding Class A Limited Partnership Units as contemplated in Section 7.7 (“Liquidating Events”):

(i) the occurrence of an Event of Bankruptcy as to a General Partner or the dissolution, death, removal or withdrawal of a General Partner unless the business of the Partnership is continued, provided, that if a General Partner is on the date of such occurrence a partnership, the dissolution of such General Partner as a result of the dissolution, death, withdrawal, removal or Event of Bankruptcy of a partner in such partnership shall not be an event of dissolution of the Partnership if the business of such General Partner is continued by the remaining partner or partners thereof, either alone or with additional partners, and such General Partner and such partners comply with any other applicable requirements of this Agreement;

(ii) the passage of ninety (90) days after the sale or other disposition of all or substantially all of the assets of the Partnership (provided, that if the Partnership receives an installment obligation as consideration for such sale or other disposition, the Partnership shall continue, unless sooner dissolved under the provisions of this Agreement, until such time as such obligation is paid in full);

(iii) the exchange of all Limited Partnership Interests held by CMFT or any Subsidiary of CMFT; or

(iv) the election by the General Partner that the Partnership should be dissolved.

(b) Upon dissolution of the Partnership (unless the business of the Partnership is continued), the General Partner (or its trustee, receiver, successor or legal representative) shall amend or cancel the Certificate and liquidate the Partnership’s assets and apply and distribute the proceeds thereof in accordance with Section 5.3. Notwithstanding the foregoing, the liquidating General Partner may either (i) defer liquidation of, or withhold from distribution for a reasonable time, any assets of the Partnership (including those necessary to satisfy the Partnership’s debts and obligations), or (ii) distribute the assets to the Partners in kind.

2.5 Filing of Certificate and Perfection of Limited Partnership. The General Partner shall execute, acknowledge, record and file, at the expense of the Partnership, the Certificate and any and all amendments thereto and all requisite fictitious name statements and notices in such places and jurisdictions as may be necessary to cause the Partnership to be treated as a limited partnership under, and otherwise to comply with, the laws of each state or other jurisdiction in which the Partnership conducts business.

2.6 Certificates Describing Partnership Units. At the request of a Limited Partner, the General Partner may, at its option and in its discretion, issue a certificate summarizing the terms of such Limited Partner’s interest in the Partnership, including the number of Partnership Units owned as of the date of such certificate. If issued, any such certificates (a) shall be in form and substance as approved by the General Partner, (b) shall not be negotiable, and (c) shall bear a legend substantially similar to the following:

“This certificate is not negotiable. The Partnership Units represented by this certificate are governed by and transferable only in accordance with the provisions of the Second Amended and Restated Agreement of Limited Partnership of CIM Finance Holdings, LP, as amended from time to time.”

ARTICLE III

BUSINESS OF THE PARTNERSHIP

The purpose and nature of the business to be conducted by the Partnership is to conduct any business, enterprise or activity that may be lawfully conducted by a limited partnership organized pursuant to the Act.

ARTICLE IV

CAPITAL CONTRIBUTIONS; PARTNERSHIP INTERESTS

4.1 Capital Contributions. The CMFT General Partner, CMFT and the CIM Limited Partner have each made Capital Contributions to the Partnership in exchange for the Partnership Units. The Partners acknowledge and agree that, immediately prior to the admission of the CIM Limited Partner, the Partnership was treated as an entity disregarded as separate from its owner for U.S. federal income tax purposes. The Partners further acknowledge and intend that the admission of the CIM Limited Partner and its related Capital Contribution be treated for U.S. federal income tax purposes in accordance with Situation 2 of Revenue Ruling 99-5, 1999-1 C.B. 434, such that (i) CMFT shall be treated as contributing all of the assets and liabilities of the Existing OP to a newly formed partnership in exchange for a partnership interest therein, and (ii) the CIM Limited Partner shall be treated as contributing the CIM Group Entities to such partnership in exchange for a partnership interest therein. The Partners shall report these transactions consistently with such treatment unless otherwise required by applicable law. The Partnership and each Partner shall prepare and file all tax returns and information returns, and shall take all reporting positions, in a manner consistent with the treatment described above, including the application of Sections 721, 722, 723 and 752 of the Code, unless a contrary position is required by a final determination or applicable law. Exhibit A shall be deemed automatically amended upon, and the General Partner may, without the approval of any other Partner, attach an amended Exhibit A to this Agreement to reflect: (a) the issuance of Partnership Units to Additional Limited Partners or to any existing Limited Partner pursuant to Section 4.3, (b) any Partnership Units purchased or redeemed pursuant to Section 7.9 or (c) any redemption or purchase of Partnership Units by the Partnership, CMFT or the General Partner by reason of the exercise by a Limited Partner of the Exchange Right (such issuances, redemptions or purchases being subject to the requirements of Section 7.7, as applicable).

4.2 Classes of Partnership Interests.

There shall be multiple Classes of Partnership Interests, which shall initially consist of the following:

(a) General Partnership Interests. Each General Partnership Interest shall represent a Partnership Interest that is not a Limited Partnership Interest and shall be entitled to the rights of a General Partnership Interest as set forth in this Agreement. The General Partnership Interest will at all times be, in the aggregate, at least 0.01% of the Partnership Units.

(b) Class A Limited Partnership Interests. Each “Class A Limited Partnership Interest” shall represent a Limited Partnership Interest and shall be entitled to the rights of a Class A Limited Partnership Interest and a Limited Partnership Interest as set forth in this Agreement. Notwithstanding anything to the contrary herein, the Partners acknowledge and agree that the Class A Limited Partnership Units shall only be issued to the Limited Partners (other than CMFT) and only on a one-to-one basis with the number of votes that the CMFT Voting Preferred Shares issued by CMFT entitle the holders thereof to cast with respect to any matter as to which the holders of CMFT Voting Preferred Shares are entitled to cast votes under the Charter and applicable law (such number of votes that such holders are entitled to cast, the “CMFT Voting Preferred Share Votes”) such that, as of any given time, the number of issued and outstanding Class A Limited Partnership Units shall be the same as the number of CMFT Voting Preferred Share Votes represented by the then issued and outstanding CMFT Voting Preferred Shares. The Class A Limited Partnership Units and CMFT Voting Preferred Shares shall be held together by the same Partners and without disproportionate Transfers of such Class A Limited Partnership Units and CMFT Voting Preferred Shares which may cause the number of such Partner’s holdings of Class A Limited Partnership Units and CMFT Voting Preferred Share Votes to be different. In furtherance of the foregoing, and notwithstanding any other provision of this Agreement, in the event that any Partner is permitted or required hereunder to Transfer any of its Class A Limited Partnership Units, such Partner shall simultaneously Transfer to the same transferee a number of CMFT Voting Preferred Shares representing an equivalent number of CMFT Voting Preferred Share Votes. The Class A Limited Partnership Units shall be designated as either “Class A-1 Limited Partnership Units” or “Class A-2 Limited Partnership Units” (each, a “Class A Series”), but shall otherwise have identical rights, entitlements and interests.

(c) Class B Limited Partnership Interests. Each Limited Partnership Interest issued and outstanding immediately prior to the execution of this Agreement is hereby reclassified as “Class B Limited Partnership Interests.” Each “Class B Limited Partnership Interest” shall represent a Limited Partnership Interest and shall be entitled to the rights of a Limited Partnership Interest as set forth in this Agreement. Notwithstanding anything to the contrary herein, the Partners acknowledge and agree that following such reclassification, the Class B Limited Partnership Units shall thereafter only be issued to CMFT and to no other Person, and only on a one-to-one basis with each CMFT Common Share issued by CMFT such that, as of any given time, the number of issued and outstanding Class B Limited Partnership Units shall be the same as the number of issued and outstanding CMFT Common Shares.

4.3 Additional Capital Contributions and Issuances of Additional Partnership Interests. Except as provided in this Section 4.3 or in Section 4.4, the Partners shall have no right or obligation to make any additional Capital Contributions or loans to the Partnership. The General Partner and CMFT may contribute additional capital to the Partnership, from time to time, and receive additional Partnership Units in respect thereof in the manner contemplated by this Section 4.3, subject to Section 7.7.

(a) Issuances of Additional Interests.

(i) General. The General Partner is hereby authorized to cause the Partnership to issue additional Partnership Interests in the form of Partnership Units for any Partnership purpose, at any time or from time to time, to the Limited Partners or to other Persons (other than (A) the General Partner and (B) CMFT except as provided for pursuant to the last sentence of this Section 4.3(a)(i)) for such consideration and on such terms and conditions as shall be established by the General Partner, subject to Section 4.2(b), Section 4.8 and Section 7.7. Any additional Partnership Interests issued pursuant to this Section 4.3(a)(i) may be issued in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative participating, optional or other special rights, powers and duties, including rights, powers and duties senior to Limited Partnership Interests, all as shall be determined by the General Partner, subject to Section 4.2(b), Section 7.7 and Delaware law, including, without limitation, (A) the allocations of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Interests; (B) the right of each such class or series of Partnership Interests to share in Partnership distributions; and (C) the rights of each such class or series of Partnership Interests upon dissolution and liquidation of the Partnership. Notwithstanding the foregoing provisions of this Section 4.3(a)(i), no additional Partnership Interests shall be issued to the General Partner. Furthermore, and notwithstanding the foregoing provisions of this Section 4.3(a)(i), no additional Partnership Interests shall be issued to CMFT unless:

(1) additional Partnership Interests are not Class A Limited Partnership Interests or Class B Limited Partnership Interests and are issued to all Partners in proportion to their respective Percentage Interests;

(2) issuances of Class B Limited Partnership Units in connection with an exchange or redemption made pursuant to Section 9.4; or

(3) issuances of Partnership Interests as part of a CMFT Capital Event that is undertaken in accordance with Section 7.9 and is accompanied by the adjustment, as and if required pursuant to Exhibit D, to the holdings of Class A Limited Partnership Units and CMFT Voting Preferred Share Votes.

(b) Issuance of Additional Securities. CMFT shall not issue any additional CMFT Common Shares, CMFT Voting Preferred Shares, other shares of CMFT Capital Stock or other equity interests in CMFT or any other rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase CMFT Common Shares or any other equity interests in CMFT (collectively, “Additional Securities”) other than:

(i) Issuances of shares of CMFT Capital Stock (other than the CMFT Voting Preferred Shares and CMFT Common Shares) to all holders of CMFT Capital Stock on a pro rata basis with respect to their existing CMFT Capital Stock shareholdings;

(ii) Issuances of CMFT Common Shares in connection with an exchange or redemption made pursuant to Section 9.4;

(iii) Issuances of shares of CMFT Capital Stock as part of a CMFT Capital Event that is undertaken in accordance with Section 7.9 and is accompanied by the adjustment, as and if required pursuant to Exhibit D, to the holdings of Class A Limited Partnership Units and CMFT Voting Preferred Share Votes; or

(iv) Issuances of CMFT Voting Preferred Shares concurrently with issuances of Class A Limited Partnership Units in which the amount of CMFT Voting Preferred Share Votes associated with such CMFT Voting Preferred Shares equals the Class A Limited Partnership Units concurrently issued.

For the avoidance of doubt, all issuances under this Section 4.3(b) shall be subject to the requirements of Section 7.7 and Section 7.10. Subject to the foregoing restrictions, CMFT is expressly authorized to issue Additional Securities for less than fair market value, and to cause the Partnership to issue to CMFT corresponding Partnership Units, so long as (A) CMFT concludes in good faith that such issuance is in the best interests of CMFT and the Partnership, including without limitation, the issuance of shares of CMFT Capital Stock and corresponding Partnership Units pursuant to an employee share purchase plan providing for employee purchases of shares of CMFT Capital Stock at a discount from fair market value or the issuance of employee stock options that have an exercise price that is less than the fair market value of the shares of CMFT Capital Stock, either at the time of issuance or at the time of exercise, restricted shares of CMFT Capital Stock, restricted stock units, stock incentives, stock appreciation rights or other forms of equity compensation with respect to CMFT Capital Stock to employees, officers or directors, and (B) CMFT contributes directly or indirectly any proceeds from such issuance to the Partnership.

(c) Certain Deemed Contributions of Proceeds of Issuance of CMFT Capital Stock. In connection with any and all issuances of CMFT Common Shares or other shares of CMFT Capital Stock, CMFT shall be deemed to have made Capital Contributions to the Partnership only to the extent and in the amount equal to the proceeds from such issuances that are actually contributed to the Partnership by CMFT, provided, that with respect to any underwriter’s discount or other fees or expenses paid or incurred by CMFT in connection with such issuance, the Partnership shall be responsible for (and CMFT shall be deemed to have also made a Capital Contribution to the Partnership in respect of) the Contributed Percentage of such offering expenses or other fees or expenses.

(d) Equity Interests in the CMFT General Partner. At all times prior to the Consent Rights Expiration Time, CMFT shall own all of the issued and outstanding equity interests in the CMFT General Partner, and shall not permit any Transfer of any equity interests in the CMFT General Partner to any Person other than CMFT without the prior written consent of Limited Partners holding more than 50% of the then issued and outstanding Class A Limited Partnership Units.

4.4 Additional Funding. If the General Partner determines that it is in the best interests of the Partnership to provide for additional Partnership funds (“Additional Funds”) for any Partnership purpose, the General Partner may (a) cause the Partnership to obtain such funds from outside debt borrowings or (b) elect to have the General Partner, CMFT or any of their Affiliates provide such Additional Funds to the Partnership through loans or otherwise, in each case, subject to Section 7.7.

4.5 Percentage Interests. If the number of outstanding Partnership Units increases or decreases during a taxable year, each Partner’s Percentage Interest shall be adjusted by the General Partner effective as of the date of each such increase or decrease to a percentage equal to the number of Partnership Units held by such Partner divided by the aggregate number of Partnership Units outstanding after giving effect to such increase or decrease. In such event, the General Partner shall revalue the property of the Partnership and the Capital Account for each Partner shall be adjusted as set forth in Section 6.1. If the Partners’ Percentage Interests are adjusted pursuant to this Section 4.5, the Profits and Losses for the taxable year in which the adjustment occurs shall be prorated between the part of the year ending on the day when the Partnership’s property is revalued by the General Partner and the part of the year beginning on the following day and, as so divided, shall be allocated to the Partners based on their Percentage Interests before adjustment, and their adjusted Percentage Interests, respectively, either (a) as if the taxable year had ended on the date of the adjustment or (b) based on the number of days in each part. The General Partner, in its sole and absolute discretion, shall determine which method shall be used to allocate Profits and Losses for the taxable year in which an adjustment occurs, as may be required or permitted under Section 706 of the Code.

4.6 Return of Capital Contributions. No Partner shall be entitled to withdraw any part of its Capital Contribution or its Capital Account or to receive any distribution from the Partnership, except as specifically provided in this Agreement. Except as otherwise provided herein, there shall be no obligation to return to any Partner or withdrawn Partner any part of such Partner’s Capital Contribution for so long as the Partnership continues in existence.

4.7 No Third-Party Beneficiary. No creditor or other third party having dealings with the Partnership shall have the right to enforce the right or obligation of any Partner to make Capital Contributions or loans or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns. None of the rights or obligations of the Partners herein set forth to make Capital Contributions or loans to the Partnership shall be deemed an asset of the Partnership for any purpose by any creditor or other third party, nor may such rights or obligations be sold, transferred or assigned by the Partnership or pledged or encumbered by the Partnership to secure any debt or other obligation of the Partnership or of any of the Partners. In addition, it is the intent of the parties hereto that no distribution to any Limited Partner shall be deemed a return of money or other property in violation of the Act. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Limited Partner is obligated to return such money or property, such obligation shall be the obligation of such Limited Partner and not of the General Partner.

4.8 Preemptive Rights. Notwithstanding anything else in this Agreement to the contrary, the Partnership shall not, and shall not permit any Subsidiary of the Partnership to, undertake any Prospective Issuance to any Person (each, a “Prospective Subscriber”), except in compliance with the provisions of this Section 4.8.

(a) Participation Notice. Not less than twenty (20) Business Days prior to the consummation of the Prospective Issuance, the Partnership shall give a written notice (the “Participation Notice”) to each Limited Partner pursuant to Section 14.1 setting forth:

(i) The terms of the proposed Prospective Issuance, including (A) the class or series of Subject Securities to be included in the Prospective Issuance, (B) the aggregate number of Subject Securities to be offered in the Prospective Issuance, (C) the amount of consideration per unit of the Subject Securities to be offered in the Prospective Issuance and (D) the name of each Prospective Subscriber, together with the number of Subject Securities to be issued to each such Prospective Subscriber; and

(ii) An offer by the Partnership to issue or cause to be issued at the same price to be offered to and paid by each Prospective Subscriber in such Prospective Issuance and on the same terms and conditions otherwise applicable thereto, at the option of such Limited Partner, up to an amount sufficient for such Limited Partner to maintain its Percentage Interest as of immediately prior to the proposed Prospective Issuance.

(b) Participation Commitment. Each Limited Partner desiring to accept the offer contained in the Participation Notice (each, a “Participating Buyer”) shall send a commitment (each, a “Participation Commitment”) to the Partnership within ten (10) Business Days after such Limited Partner’s receipt of the Participation Notice (such period of time, the “Participation Offer Period”), with such Participation Commitment specifying the number of Subject Securities which such Limited Partner desires to purchase. Each such Limited Partner which has not so accepted such offer shall be deemed to have waived all of such Limited Partner’s rights with respect to the Prospective Issuance under this Section 4.8. Upon the expiration of the applicable Participation Offer Period, the Partnership shall notify each Participating Buyer in writing of any securities that a Limited Partner has elected not to purchase (the “Remaining Securities”). Upon receipt of such written notice, each Participating Buyer shall have three (3) Business Days thereafter to indicate to the Partnership its intention to purchase a portion of the Remaining Securities (which shall not exceed such Participating Buyer’s Percentage Interest).

(c) Cooperation. Each Limited Partner, whether in its capacity as a Participating Buyer, Limited Partner or General Partner, or otherwise, shall take or cause to be taken all such reasonable actions as may be necessary, reasonably desirable or otherwise requested by the Partnership in order to expeditiously consummate each Prospective Issuance pursuant to this Section 4.8 and any related transactions, including executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments, filing applications, reports, returns, filings and other documents or instruments with governmental authorities, and otherwise cooperating with the Partnership, the Prospective Subscribers and the Participating Buyers (if any). Without limiting the generality of the foregoing, each Participating Buyer and Limited Partner agrees to execute and deliver such ancillary documents to which the Prospective Subscriber shall be a party.

(d) Closing. The closing of a Prospective Issuance pursuant to this Section 4.8 shall take place on such date and at such time and place as the Partnership shall specify in the Participation Notice applicable to such Prospective Issuance, with the date of such closing to be not less than twenty (20) Business Days after the date on which the Partnership is required to provide Participation Notices in respect of such Prospective Issuance. At the closing of any

Prospective Issuance under this Section 4.8, the Partnership shall deliver to each Participating Buyer the certificates or other instruments, if any, evidencing the Subject Securities to be issued to such Participating Buyer, registered in the name of such Participating Buyer or its designated nominee, free and clear of any liens or encumbrances, with any transfer tax stamps affixed, against delivery by such Participating Buyer of the applicable consideration.

(e) Compliance with Law. The Partnership shall comply with any applicable securities laws before pursuing and consummating any Prospective Issuance.

ARTICLE V

DISTRIBUTIONS

5.1 Distributions.

(a) Any and all distributions by the Partnership of cash, stock or any other property to the Partners shall be made to the Partners in accordance with and in proportion to their respective Percentage Interests. Subject to the Partnership’s obligation to make Tax Distributions pursuant to Section 5.1(b), the determination as to whether or not to make a distribution to Partners shall be made in the sole discretion of the General Partner so long as any distribution so made (i) is made in compliance with applicable law and effected in accordance with the first sentence of this Section 5.1(a) and (ii) in the case of any distribution of cash, is made out of Available Cash. Except (x) as set forth in the Contribution Agreement or (y) prior to the Consent Rights Expiration Time, with the prior written consent of Limited Partners holding more than 50% of the then issued and outstanding Class A Limited Partnership Units, all distributions pursuant to this Section shall be made pro rata from each component of distributable proceeds, such that the relative composition of such distributable proceeds (including, without limitation, cash, securities and other property) is preserved in each distribution.

(b) To the extent Available Cash is legally available for distribution by the Partnership, with respect to each fiscal quarter, the Partnership shall make quarterly cash distributions to the Partners, in accordance with and in proportion to their respective Percentage Interests, in an amount sufficient to ensure that each Partner receives a distribution at least equal to such Partner’s Assumed Tax Liability with respect to the relevant taxable period to which the distribution relates (“Tax Distributions”); provided that a final accounting for Tax Distributions shall be made for each taxable year after the allocation of the Partnership’s actual net taxable income or loss has been determined and any shortfall in the amount of Tax Distributions a Partner received for such taxable year based on such final accounting shall promptly be distributed to such Partner. For the avoidance of doubt, any excess Tax Distributions a Partner receives with respect to any taxable year shall reduce future Tax Distributions otherwise required to be made to such Partner with respect to any subsequent taxable year.

(i) If, on the date of a Tax Distribution, there is insufficient Available Cash to distribute, or the Partnership is restricted by the terms of its or its Subsidiaries’ indebtedness from distributing, in each case, to the Partners the full amount of the Tax Distributions to which such Partners are otherwise entitled, distributions pursuant to this Section 5.1(b) shall be made to the Partners to the extent of Available Cash in accordance with their Percentage Interests and the Partnership shall make future Tax Distributions as soon as funds become available sufficient to pay the remaining portion of the Tax Distributions to which such Partners are otherwise entitled.

(c) Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines to be necessary or appropriate to cause the Partnership to comply with any withholding requirements established under the Code or any other applicable federal, state or local law including, without limitation, the requirements of Sections 1441, 1442, 1445 and 1446 of the Code. The General Partner shall cause the Partnership to provide, and the Partnership shall provide, advance notice of its intent to deduct and withhold any such amounts (which notice shall include a statement of the amounts it intends to deduct or withhold in respect of making such payment and the basis for any such withholding or deduction) and shall provide a reasonable opportunity for such Partner to provide such forms or other evidence that would eliminate or reduce any such deduction or withholding and the Partnership and such Partner shall cooperate in good faith to reduce or eliminate such deduction or withholding. To the extent that the Partnership is required to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to a Partner or its assignee (including by reason of Section 1446 of the Code), either (i) if the actual amount to be distributed to the Partner or assignee equals or exceeds the amount required to be withheld by the Partnership, the amount withheld shall be treated as a distribution of cash in the amount of such withholding to such Partner or assignee or (ii) if the actual amount to be distributed to the Partner or assignee is less than the amount required to be withheld by the Partnership, the amount required to be withheld shall be treated as a loan (a “Partnership Loan”) from the Partnership to the Partner or assignee on the day that the Partnership pays over such amount to a taxing authority. A Partnership Loan shall be repaid through withholding by the Partnership with respect to subsequent distributions to the applicable Partner or assignee. In the event that a Limited Partner (a “Defaulting Limited Partner”) fails to pay any amount owed to the Partnership with respect to the Partnership Loan within fifteen (15) days after demand for payment thereof is made by the Partnership on the Limited Partner, the General Partner, in its sole and absolute discretion, may elect to make the payment to the Partnership on behalf of such Defaulting Limited Partner. In such event, on the date of payment, the General Partner shall be deemed to have extended a loan (a “General Partner Loan”) to the Defaulting Limited Partner in the amount of the payment made by the General Partner and shall succeed to all rights and remedies of the Partnership against the Defaulting Limited Partner as to that amount. Without limitation, the General Partner shall have the right to receive any distributions that otherwise would be made by the Partnership to the Defaulting Limited Partner until such time as the General Partner Loan has been paid in full, and any such distributions so received by the General Partner shall be treated as having been received by the Defaulting Limited Partner and immediately paid to the General Partner. Any amounts treated as a Partnership Loan or a General Partner Loan pursuant to this Section 5.1(c) shall bear interest at the lesser of (A) a rate per annum equal to the prime interest rate published in The Wall Street Journal or (B) the maximum lawful rate of interest on such obligation, such interest to accrue from the date the Partnership or the General Partner, as applicable, is deemed to extend the loan until such loan is repaid in full. The obligations set forth in this Section 5.1(c) shall survive a Partner’s ceasing to be a Partner of the Partnership, the termination, dissolution, liquidation or winding up of the Partnership and the termination of this Agreement.

5.2 Limitations on Return of Capital Contributions. Notwithstanding any other provision of this Article V, no Partner shall have the right to receive and the General Partner shall not have the right to make a distribution that includes a return of all or part of a Partner’s Capital Contributions, unless after giving effect to the return of a Capital Contribution, the sum of all Partnership liabilities, other than the liabilities to a Partner for the return of its Capital Contribution, does not exceed the fair market value of the Partnership’s assets.

5.3 Distributions Upon Liquidation. Upon liquidation of the Partnership, after payment of, or adequate provision for, debts and obligations of the Partnership, including any Partner loans, any remaining assets of the Partnership shall be distributed to all Partners in accordance with and in proportion to their respective Percentage Interests. To the extent deemed advisable by the General Partner, appropriate arrangements (including the use of a liquidating trust) may be made to assure that adequate funds are available to pay any contingent debts or obligations.

ARTICLE VI

CAPITAL ACCOUNTS; ALLOCATIONS

6.1 Capital Accounts.

(a) The Partnership shall maintain a separate Capital Account for each Partner according to the rules of Regulations Section 1.704-1(b)(2)(iv), provided that sub-capital accounts may (in the discretion of the General Partner) be maintained with respect to each Class A Series held by a Partner. For such purpose, the Partnership may (in the discretion of the General Partner), upon the occurrence of the events specified in Regulations Section 1.704-1(b)(2)(iv)(f), increase or decrease the Capital Accounts in accordance with the rules of Regulations Section 1.704-1(b)(2)(iv)(g) to reflect a revaluation of the Partnership’s property.

(b) For purposes of computing the amount of any Profits or Losses with respect to the Partnership to be allocated pursuant to this Article VI and to be reflected in the Capital Accounts of the Partners, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes (including any method of depreciation, cost recovery or amortization used for this purpose).

6.2 No Deficit Make Up. No Partner shall be obligated to the Partnership, or to any other Partner, solely because of a deficit balance in such Partner’s Capital Account.

6.3 Allocation of Profits and Losses.

(a) General Allocations. Except as otherwise provided in this Agreement, and after giving effect to the special allocations set forth in Section 6.3(b), Profits and Losses (and, to the extent necessary, individual items of income, gain, loss, deduction or credit) of the Partnership for any taxable year or other relevant period shall be allocated among Partners pro rata in accordance with their respective Percentage Interests. Notwithstanding the foregoing, the General Partner may make such adjustments to Capital Accounts as it determines in its sole discretion to be appropriate to ensure allocations are made in accordance with a Partner’s interest in the Partnership.

(b) Regulatory Allocations.

(i) Deductions attributable to partner nonrecourse debt (as defined in Regulations Section 1.704-2(b)(4)) shall be allocated in the manner required by Regulations Section 1.704-2(i). If there is a net decrease during a taxable year in partner nonrecourse debt minimum gain (determined in accordance with Regulations Section 1.704-2(i)(3)), items of income and gain for such taxable year (and, if necessary, for subsequent taxable years) shall be allocated to the Partners in the amounts and of such character as determined according to Regulations Section 1.704-2(i)(4).

(ii) Nonrecourse deductions (as determined according to Regulations Section 1.704-2(b)(1)) for any taxable year shall be allocated pro rata among the Partners in accordance with their Percentage Interests. Except as otherwise provided in Section 6.3(b)(i), if there is a net decrease in the minimum gain during any taxable year, each Partner shall be allocated items of income and gain for such taxable year (and, if necessary, for subsequent taxable years) in the amounts and of such character as determined according to Regulations Section 1.704-2(f). This Section 6.3(b)(ii) is intended to be a minimum gain chargeback provision that complies with the requirements of Regulations Section 1.704-2(f) and shall be interpreted in a manner consistent therewith.

(iii) If any Partner that unexpectedly receives an adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) has an adjusted Capital Account deficit as of the end of any taxable year, computed after the application of Sections 6.3(b)(i) and 6.3(b)(ii) but before the application of any other provision of this Article VI, then items of income and gain for such taxable year shall be allocated to such Partner in proportion to, and to the extent of, such adjusted Capital Account deficit. This Section 6.3(b)(iii) is intended to be a qualified income offset provision as described in Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

(iv) If the allocation of Losses to a Partner as provided in Section 6.3(a) would create or increase an adjusted Capital Account deficit, there shall be allocated to such Partner only that amount of Losses as will not create or increase an adjusted Capital Account deficit. The Losses (or items of loss or deduction) that would, absent the application of the preceding sentence, otherwise be allocated to such Partner shall be allocated to the other Partners in accordance with their relative Percentage Interests, subject to this Section 6.3(b)(iv).

(v) Profits and Losses described in Section 6.1(b) above shall be allocated in a manner consistent with the manner that the adjustments to the Capital Accounts are required to be made pursuant to Regulations Section 1.704-1(b)(2)(iv)(j), (k) and (m).

Any allocations pursuant to the provisions of this Section 6.3(b) shall be taken into account in computing allocations pursuant to Section 6.3(a), so that the cumulative net amount of all items allocated to each Partner shall, to the extent possible, be equal to the cumulative net amount that would have been allocated to such Partner if there had never been any allocations pursuant to the provisions of this Section 6.3(b).

Notwithstanding the other provisions of this Article VI, the General Partner shall be authorized to make, in its good faith discretion, appropriate amendments to the allocations of Profits and Losses (and to individual items of income, gain, loss, deduction and credit) pursuant to this Agreement (i) to comply with Section 704 of the Code or applicable Regulations, and/or (ii) to allocate properly Profits and Losses (and individual items of income, gain, loss, deduction and credit) to those Partners that bear the economic burden or benefit associated therewith (including by making one or more special allocations of income, gain, loss, deduction and credit to one or more Partners). If there are any changes after the date of this Agreement in applicable tax law, regulations or interpretation, or any errors, ambiguities, inconsistencies or omissions in this Agreement with respect to allocations to be made to Capital Accounts which would, individually or in the aggregate, cause the Partners not to achieve in any material respect the economic objectives underlying this Agreement, the General Partner may in its discretion make appropriate adjustments to such allocations in order to achieve or approximate such economic objectives.

(c) Tax Allocations.

(i) The income, gains, losses, deductions and credits of the Partnership will be allocated, for federal, state and local income tax purposes, among the Partners in accordance with the allocation of such income, gains, losses, deductions and credits among the Partners for computing their Capital Accounts; provided that if any such allocation is not permitted by the Code or other applicable law, the Partnership’s subsequent income, gains, losses, deductions and credits will be allocated among the Partners so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(ii) Items of taxable income, gain, loss and deduction of the Partnership with respect to any Contributed Property to the capital of the Partnership shall be allocated among the Partners in accordance with Section 704(c) of the Code so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its Book Value; provided that such items arising in respect of CIM Group Management shall be allocated to the Class A-1 Limited Partnership Units and such items arising in respect of CIM Group Investments shall be allocated to the Class A-2 Limited Partnership Units.

(iii) If the Book Value of any property of the Partnership is adjusted pursuant to Section 6.1(a), including adjustments to the Book Value of any property of the Partnership in connection with the execution of this Agreement, subsequent allocations of items of taxable income, gain, loss and deduction with respect to such property shall take account of any variation between the adjusted basis of such property for federal income tax purposes and its Book Value.

(iv) Allocations of tax credits, tax credit recapture and any items related thereto shall be allocated to the Partners as determined by the General Partner taking into account the principles of Regulations Section 1.704-1(b)(4)(ii).

(v) For purposes of determining a Partner’s share of the Partnership’s “excess nonrecourse liabilities” within the meaning of Regulations Section 1.752-3(a)(3), each Partner’s interest in income and gain shall be determined pursuant to any proper method, as reasonably determined by the General Partner; provided, that each year the General Partner shall use commercially reasonable efforts (using in all instances any proper method, including, without limitation, the “additional method” described in Regulations Section 1.752-3(a)(3)) to allocate a sufficient amount of the excess nonrecourse liabilities to those Partners who would have at the end of the applicable taxable year, but for such allocation, taxable income due to the deemed distribution of money to such Partner pursuant to Section 752(b) of the Code that is in excess of such Partner’s adjusted tax basis in its Partnership Units; provided, further, that with respect to any of the Partnership’s “excess nonrecourse liabilities” that arise after the date hereof, the General Partner shall not be required to allocate “excess nonrecourse liabilities” in the manner described in the preceding proviso to the extent that the General Partner determines in its sole discretion made in good faith that such allocation would reasonably be expected to have an adverse impact on CMFT, in which case the Partners’ shares of such “excess nonrecourse liabilities” shall be determined in accordance with the Partners’ respective shares of the Partnership’s Profits.

(vi) Allocations pursuant to this Section 6.3(c) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Profits, Losses, distributions or other items of the Partnership pursuant to any provision of this Agreement.

The amounts of the items of Partnership income, gain, loss or deduction available to be specially allocated pursuant to Section 6.3(b) and this Section 6.3(c) shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) of the definition of Profits and Losses.

(d) If a Partner transfers any part or all of its Partnership Interest, the distributive shares of the various items of Profits and Losses allocable among the Partners during such fiscal year of the Partnership shall be allocated between the transferor and the transferee Partner either (i) as if the Partnership’s fiscal year had ended on the date of the transfer or (ii) based on the number of days of such fiscal year that each was a Partner without regard to the results of Partnership activities in the respective portions of such fiscal year in which the transferor and the transferee were Partners. The General Partner, in its sole and absolute discretion, shall determine which method shall be used to allocate the distributive shares of the various items of Profits and Losses between the transferor and the transferee Partner.

(e) Items of Partnership income, gain, expense and deductions with respect to any Contributed Property to the Partnership shall be allocated in accordance with Section 704(c) of the Code and the “traditional method” under Regulations Section 1.704-3(b) so as to take into account any variation between the adjusted tax basis of such Contributed Property for U.S. federal income tax purposes and its Book Value; provided that the traditional method with curative allocations (as described in the final sentence of Regulations Section 1.704-3(c)(3)(iii)(B)) shall apply with respect to gain from the sale of such Contributed Property.

(f) With respect to any other property to which Section 704(c) applies, the General Partner shall have the authority, in its sole and absolute discretion, to elect the method or methods to be used by the Partnership for allocating items of income, gain, expense and deductions as required by Section 704(c) of the Code.

ARTICLE VII

RIGHTS, OBLIGATIONS AND

POWERS OF THE GENERAL PARTNER

7.1 Management of the Partnership.

(a) Except as otherwise expressly provided in this Agreement (including, for the avoidance of doubt, Section 7.7), the General Partner shall have full, complete and exclusive discretion to manage and control the business of the Partnership for the purposes herein stated, and shall make all decisions affecting the business and assets of the Partnership. Subject to the restrictions and other requirements specifically contained in this Agreement (including, for the avoidance of doubt, Section 7.7), the powers and obligations, as the context requires, of the General Partner shall include, without limitation, the authority to take the following actions on behalf of the Partnership:

(i) to acquire, purchase, own, operate, lease and dispose of any real property and any other property or assets including, but not limited to notes, mortgages, partnership or joint venture interests or securities, that the General Partner determines are necessary or appropriate or in the best interests of the business of the Partnership;

(ii) to construct buildings and make other improvements on the Properties owned or leased by the Partnership;

(iii) to authorize, issue, sell, redeem or otherwise purchase any Partnership Units or any securities (including secured and unsecured debt obligations of the Partnership, debt obligations of the Partnership convertible into any class or series of Partnership Interests, or options, rights, warrants or appreciation rights relating to any Partnership Units) of the Partnership;

(iv) to borrow or lend money for the Partnership, issue or receive evidences of indebtedness in connection therewith, refinance, increase the amount of, modify, amend or change the terms of, or extend the time for the payment of, any such indebtedness, and secure such indebtedness by mortgage, deed of trust, pledge or other lien on the Partnership’s assets;

(v) to pay, either directly or by reimbursement, for all administrative and operating costs and expenses incurred by the Partnership to third parties or to the General Partner or its Affiliates as set forth in this Agreement;

(vi) to guarantee or become a co-maker of indebtedness of the General Partner or any Subsidiary thereof, refinance, increase the amount of, modify, amend or change the terms of, or extend the time for the payment of, any such guarantee or indebtedness, and secure such guarantee or indebtedness by mortgage, deed of trust, pledge or other lien on the Partnership’s assets, provided that any such guarantee is related to Partnership business;

(vii) to use assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with this Agreement, including, without limitation, payment, either directly or by reimbursement, of all administrative and operating costs and expenses incurred by the Partnership, to third parties or to the General Partner as set forth in this Agreement;

(viii) to lease all or any portion of any of the Partnership’s assets, whether or not the terms of such leases extend beyond the termination date of the Partnership and whether or not any portion of the Partnership’s assets so leased are to be occupied by the lessee, or, in turn, subleased in whole or in part to others, for such consideration and on such terms as the General Partner may determine;

(ix) to prosecute, defend, arbitrate or compromise any and all claims or liabilities in favor of or against the Partnership, on such terms and in such manner as the General Partner may reasonably determine, and similarly, to prosecute, settle or defend litigation with respect to the Partners, the Partnership or the Partnership’s assets;

(x) to file applications, communicate and otherwise deal with any and all governmental agencies having jurisdiction over, or in any way affecting, the Partnership’s assets or any other aspect of the Partnership business;

(xi) to make or revoke any election permitted or required of the Partnership by any taxing authority;

(xii) to maintain such insurance coverage for public liability, fire and casualty, and any and all other insurance for the protection of the Partnership, for the conservation of Partnership assets or for any other purpose convenient or beneficial to the Partnership, in such amounts and such types, as it shall determine from time to time;

(xiii) to determine whether or not to apply any insurance proceeds for any Property to the restoration of such Property or to distribute the same;

(xiv) to establish one or more divisions of the Partnership, to hire and dismiss employees of the Partnership or any division of the Partnership, and to retain legal counsel, accountants, consultants, real estate brokers and such other persons, as the General Partner may deem necessary or appropriate in connection with the Partnership business and to pay such persons remuneration as the General Partner may deem reasonable and proper;

(xv) to retain other services of any kind or nature in connection with Partnership business and to pay such remuneration as the General Partner may deem reasonable and proper for same;

(xvi) to negotiate and conclude agreements on behalf of the Partnership with respect to any of the rights, powers and authority conferred upon the General Partner;

(xvii) to maintain accurate accounting records and to file promptly all federal, state and local income tax returns on behalf of the Partnership;

(xviii) to distribute Partnership cash or other Partnership assets in accordance with this Agreement;

(xix) to form or acquire an interest in, and contribute property to, any further limited or general partnerships, joint ventures, limited liability companies or other entities or relationships that it deems desirable (including, without limitation, the acquisition of interests in, and the contributions of property to, its Subsidiaries and any other Person in which it has an equity interest from time to time);

(xx) to establish Partnership reserves for working capital, capital expenditures, contingent liabilities or any other valid Partnership purpose;

(xxi) to merge, consolidate or combine the Partnership with or into another Person;

(xxii) to do any and all acts and things necessary or prudent to ensure that the Partnership will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Code; and

(xxiii) to take such other action, execute, acknowledge, swear to or deliver such other documents and instruments, and perform any and all other acts that the General Partner deems necessary or appropriate for the formation, continuation and conduct of the business and affairs of the Partnership and to possess and enjoy all of the rights and powers of a general partner as provided by the Act.

7.2 Delegation of Authority. The General Partner may delegate any or all of its powers, rights and obligations hereunder, and may appoint, employ, contract or otherwise deal with any Person (including without limitation officers or other agents of the Partnership or the General Partner appointed by the General Partner) for the transaction of the business of the Partnership, which Person may, under supervision of the General Partner, perform any acts or services for the Partnership as the General Partner may approve.

7.3 Indemnification and Exculpation of Indemnitees.

(a) The Partnership shall indemnify an Indemnitee from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Partnership as set forth in this Agreement in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise (“Actions”), as a result of acting on behalf of or performing services for the Partnership; provided, however, that the Partnership shall not indemnify an Indemnitee (i) if the act or omission of the Indemnitee was material to the matter giving rise to the Action and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) in the case of any criminal proceeding, if the Indemnitee had reasonable cause to believe that the act or omission was unlawful; or (iii) for any transaction for which such Indemnitee actually received an improper personal benefit in violation or breach of any provision of this Agreement; and provided, further, that no payments pursuant to this Agreement shall be made by the Partnership to indemnify or advance funds to any Indemnitee (x) with respect to any Action initiated or brought voluntarily by such Indemnitee (and not by way of defense) unless (I) approved or authorized by the General Partner or (II) incurred to establish or enforce such Indemnitee’s right to indemnification under this Agreement, and (y) in connection with one or more Actions or claims brought by the Partnership or involving such Indemnitee if such Indemnitee is found liable to the Partnership on any portion of any claim in any such Action. The termination of any proceeding by judgment, order or settlement does not create a presumption that the Indemnitee did not meet the requisite standard of conduct set forth in this Section 7.3(a). Any indemnification pursuant to this Section 7.3 shall be made only out of the assets of the Partnership.

(b) To the maximum extent permitted by law and without requiring a preliminary determination of the ultimate entitlement to indemnification, the Partnership shall pay or reimburse reasonable legal expenses and other costs incurred by an Indemnitee who is or is threatened to be made a party to, or witness in, a proceeding in advance of the final disposition of such proceeding if all of the following are satisfied: (i) the proceeding relates to acts or omissions with respect to the performance of duties for services on behalf of the Partnership, (ii) the Indemnitee provides the Partnership with written affirmation of the Indemnitee’s good faith belief that the Indemnitee has met the standard of conduct necessary for indemnification by the Partnership as authorized in this Section 7.3 and (iii) the Indemnitee provides the Partnership with a written undertaking to repay the amount paid or reimbursed by the Partnership if it is ultimately determined that the Indemnitee did not comply with the requisite standard of conduct and is not entitled to indemnification.

(c) The indemnification provided by this Section 7.3 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity.

(d) The Partnership may purchase and maintain insurance or establish other arrangements, including without limitation trust arrangements and letters of credit on behalf of or to secure indemnification obligations owed to the Indemnitees and such other Persons as the General Partner shall determine against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 7.3, (i) the Partnership shall be deemed to have requested an Indemnitee to serve as a fiduciary of an employee benefit plan whenever the performance by the Indemnitee of its duties to the Partnership also imposes duties on the Indemnitee, or otherwise involves services by the Indemnitee to the plan or participants or beneficiaries of the plan; (ii) excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute fines within the meaning of this Section 7.3; and (iii) actions taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Partnership.

(f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.3 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 7.3 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights in or be for the benefit of any other Persons.

7.4 Liability of the General Partner and Its Affiliates.

(a) Notwithstanding anything to the contrary set forth in this Agreement, the General Partner and its Affiliates shall not be liable for monetary damages to the Partnership or any Partners for losses sustained or liabilities incurred as a result of errors in judgment or any act or omission if the General Partner or such Affiliate acted in good faith. The General Partner and its Affiliates shall not be in breach of any duty that the General Partner or such Affiliate may owe to the Limited Partners or the Partnership or any other Persons under this Agreement or of any duty stated or implied by law or equity, provided, the General Partner or such Affiliate, acting in good faith, abides by the terms of this Agreement. In addition, to the extent the General Partner, its Affiliates, or any officer, director, manager, member, employee, agent or stockholder of the General Partner or such Affiliate performs its duties in accordance with the standards provided by the Act, as it may be amended from time to time, or under any successor statute thereto, such Person or Persons shall have no liability by reason of being or having been the General Partner, or by reason of being an Affiliate or an officer, director, manager, member, employee, agent or stockholder of the General Partner or its Affiliates. To the maximum extent that the Act and the general laws of the State of Delaware, in effect from time to time, permit limitation of the liability of general partners of a limited partnership, the General Partner and its officers, directors, managers, members, employees, agents and stockholders shall not be liable to the Partnership or to any Partner for money damages except to the extent that (i) the General Partner or its officers, directors, managers, members, employees, agents or stockholders actually received an improper benefit or profit in money, property or services, in which case the liability shall not exceed the amount of the benefit or profit in money, property or services actually received; or (ii) a judgment or other final adjudication adverse to the General Partner or one or more of its officers, directors, managers, members, employees, agents or stockholders is entered in a proceeding based on a finding in the proceeding that the action or failure to act of the General Partner or one or more of its officers, directors, managers, members, employees, agents or stockholders was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Neither the amendment nor repeal of this Section 7.4(a), nor the adoption or amendment of any other provision of this Agreement inconsistent with this Section 7.4(a), shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. In the absence of any Delaware statute limiting the liability of the General Partner or its directors or officers for money damages in a suit by or on behalf of the Partnership or by any Partner, the General Partner and the officers, directors, managers, members, employees, agents and stockholders of the General Partner shall not be liable to the Partnership or to any Partner for money damages except to the extent that (A) the General Partner or one or more of its officers, directors, managers, members, employees, agents or stockholders actually received an improper benefit or profit in money, property or services, in which case the liability shall not exceed the amount of the benefit or profit in money, property or services actually received; or (B) a judgment or other final adjudication adverse to the General Partner or one or more of its officers, directors, managers, members, employees, agents or stockholders is entered in a proceeding based on a finding in the proceeding that the action or failure to act of the General Partner or one or more of its officers, directors, managers, members, employees or stockholders was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

(b) The Limited Partners expressly acknowledge that the General Partner is acting on behalf of the Partnership, itself and its stockholders collectively, that the General Partner is under no obligation to consider the separate interests of the Limited Partners (including, without limitation, the tax consequences to Limited Partners or the tax consequences of some, but not all, of the Limited Partners) in deciding whether to cause the Partnership to take (or decline to take) any actions. In the event of a conflict between the interests of its stockholders on the one hand and the Limited Partners on the other, the General Partner shall endeavor in good faith to resolve the conflict in a manner not adverse to either its stockholders or the Limited Partners; provided, however, that for so long as the General Partner directly owns the General Partnership Interest in the Partnership, any such conflict that the General Partner, in its sole and absolute discretion, determines cannot be resolved in a manner not adverse to either its stockholders or the Limited Partners shall be resolved in favor of its stockholders. The General Partner and its Affiliates shall not be liable for monetary damages for losses sustained, liabilities incurred or benefits not derived by Limited Partners in connection with such decisions, provided that the General Partner and its Affiliates have acted in good faith.

(c) Subject to its obligations and duties as General Partner set forth in Section 7.1, the General Partner may exercise any of the powers granted to it under this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents. The General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by it in good faith.

(d) Any amendment, modification or repeal of this Section 7.4 or any provision thereof shall be prospective only and shall not in any way affect the limitations on the General Partner’s liability to the Partnership and the Limited Partners under this Section 7.4 as in effect immediately prior to such amendment, modification or repeal with respect to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when claims relating to such matters may arise or be asserted.

7.5 Reimbursement of General Partner.

(a) Except as provided in this Section 7.5, the General Partner shall not be compensated for its services as general partner of the Partnership.

(b) The General Partner shall be reimbursed by the Partnership on a monthly basis, or such other periodic basis as the General Partner may determine in its sole and absolute discretion, for all reasonable and documented administrative and operating costs and expenses incurred by the General Partner in connection with its service as general partner of the Partnership.

7.6 Outside Activities. Subject to Section 7.7, the Charter and any agreements entered into by CMFT, the General Partner or their Affiliates with the Partnership or a Subsidiary, or any officer, director, manager, member, employee, agent, trustee, Affiliate or stockholder of CMFT or the General Partner, each of CMFT and the General Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities substantially similar or identical to those of the Partnership. Subject to Section 7.7, neither the Partnership nor any of the Limited Partners shall have any rights by virtue of this Agreement in any such business ventures, interests or activities. Subject to Section 7.7, none of the Limited Partners or any other Person shall have any rights by virtue of this Agreement or the partnership relationship established hereby in any such business ventures, interests or activities, and the General Partner shall have no obligation pursuant to this Agreement to offer any interest in any such business ventures, interests and activities to the Partnership or any Limited Partner, even if such opportunity is of a character which, if presented to the Partnership or any Limited Partner, could be taken by such Person.

7.7 Consent Rights. Notwithstanding any other provision of this Agreement, CMFT and the Partnership shall not, and shall cause each of their respective Subsidiaries (such entities, collectively, the “Restricted Entities”) not to, directly or indirectly, take any of the actions set forth in Exhibit C without the prior written consent of Limited Partners holding more than 50% of the then issued and outstanding Class A Limited Partnership Units or, in the case of such actions to be taken by CMFT or any Subsidiaries of CMFT that are not Subsidiaries of the Partnership, the holders of more than 50% of the then issued and outstanding CMFT Voting Preferred Shares; provided, however, that the foregoing requirement shall no longer apply from and after the Consent Rights Expiration Time.

7.8 Title to Partnership Assets. Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof; provided, that title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which legal title is held in the name of the General Partner or any nominee shall be held by such Person for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, that the General Partner shall use its best efforts to cause legal title to such assets to be vested in the Partnership as soon as reasonably practicable. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which legal title to such Partnership assets is held.

7.9 CMFT Capital Events; New OP Capital Events.

(a) In the event CMFT issues any CMFT Common Shares and/or shares of another class or series of CMFT Capital Stock that does not involve an issuance of CMFT Voting Preferred Shares, or redeems, cancels or otherwise acquires any CMFT Common Shares and/or shares of another class or series of CMFT Capital Stock that does not involve a redemption, cancellation or acquisition of CMFT Voting Preferred Shares (any such issuance, redemption, cancellation or acquisition, a “CMFT Capital Event”), then CMFT shall cause the Partnership to issue to, or redeem, cancel or otherwise acquire from, CMFT the same number of Class B Limited Partnership Units (in the case of a CMFT Capital Event involving CMFT Common Shares) and/or other Corresponding Partnership Units (in case of a CMFT Capital Event involving another class or series of CMFT Capital Stock), and each Limited Partner’s holdings of issued and outstanding Class A Limited Partnership Units and CMFT Voting Preferred Share Votes shall automatically be adjusted, without requiring any further action by any other Person, by multiplying the number of issued and outstanding Class A Limited Partnership Units and CMFT Voting Preferred Share Votes held by such Limited Partner as of immediately prior to the consummation of such CMFT Capital Event by the Adjustment Factor.

(b) In the event New OP issues any Class B Limited Partnership Units to CMFT, or redeems, cancels or otherwise acquires any Class B Limited Partnership Units held by CMFT, other than, in each case, an issuance, redemption, cancellation or other acquisition effected as an adjustment pursuant to Section 7.9(a) (any such issuance, redemption, cancellation or acquisition, a “New OP Capital Event”), then (x) CMFT’s holdings of issued and outstanding Class B Limited Partnership Units shall automatically be adjusted, without requiring any further action by any other Person, to equal the total number of issued and outstanding CMFT Common Shares following the consummation of such New OP Capital Event (including after giving effect to any issuance, redemption, cancellation or acquisition of CMFT Common Shares undertaken in connection with such New OP Capital Event) (the “Adjusted CMFT Common Share Unit Count”) and (y) each Limited Partner’s holdings of issued and outstanding Class A Limited Partnership Units and CMFT Voting Preferred Share Votes shall automatically be adjusted, without requiring any further action by any other Person, by multiplying the number of issued and outstanding Class A Limited Partnership Units and CMFT Voting Preferred Share Votes held by such Limited Partner as of immediately prior to the consummation of such New OP Capital Event by the New OP Adjustment Factor. With respect to any New OP Capital Event, the “New OP Adjustment Factor” shall equal the quotient of (i) the Adjusted CMFT Common Share Unit Count following such New OP Capital Event divided by (ii) CMFT’s holdings of issued and outstanding Class B Limited Partnership Units immediately following such New OP Capital Event but prior to giving effect to the adjustment described in clause (x) of the immediately preceding sentence.

7.10 One-to-One Ratio Maintenance Provisions. The Conversion Factor, the ratio of issued and outstanding Class A Limited Partnership Units to issued and outstanding CMFT Voting Preferred Share Votes and the ratio of issued and outstanding Class B Limited Partnership Units to issued and outstanding CMFT Common Shares, shall, in each case, be equal to one. In furtherance of, and without limitation to, the foregoing or the provisions of Section 7.9, in the event that any issuance, redemption, repurchase, reclassification, split, subdivision, combination, recapitalization, equity distribution or other transaction involving any issuance or redemption of equity interests in CMFT (or the Partnership), after taking into account any related issuance, redemption, repurchase, reclassification, split, subdivision, combination, recapitalization, equity distribution or other transaction involving any issuance or redemption of equity interests in the Partnership (or CMFT), results in a discrepancy between the number of any shares of CMFT Capital Stock and the number of Corresponding Partnership Units, then, in order to preserve the alignment of the relative economic interests in the Partnership and CMFT, the equity interests in the Partnership and CMFT shall be adjusted as follows: (a) the number of outstanding Class B Limited Partnership Units shall be adjusted in an amount sufficient to restore a one-to-one correspondence with the number of outstanding CMFT Common Shares; (b) the number of outstanding Class A Limited Partnership Units shall be adjusted by the application of the Adjustment Factor or the New OP Adjustment Factor, as applicable, pursuant to Section 7.9; and (c) the number of CMFT Voting Preferred Share Votes represented by the then outstanding CMFT Voting Preferred Shares shall be adjusted so as to maintain a one-to-one correspondence with the number of outstanding Class A Limited Partnership Units.

ARTICLE VIII

CHANGES IN GENERAL PARTNER

8.1 Transfer of the General Partner’s Partnership Interest. The General Partner shall not withdraw or otherwise be dissolved or removed as General Partner or Transfer all or any portion of its General Partnership Interest to any Person other than the CIM Limited Partner or its Permitted Transferees, unless otherwise previously approved in writing by the Limited Partners holding more than 50% of the then issued and outstanding Class A Limited Partnership Units (provided, that, for the avoidance of doubt, such approval of the Limited Partners holding more than 50% of the then issued and outstanding Class A Limited Partnership Units, alone, shall not be sufficient to effect the withdrawal, dissolution or removal of the General Partner (or to effect the Transfer of all or any portion of the General Partnership Interest)).

8.2 Admission of a Substitute or Additional General Partner. A Person shall be admitted as a substitute or additional General Partner of the Partnership only in compliance with the requirements set forth in Section 7.7 and only if the following terms and conditions are satisfied:

(a) the Person to be admitted as a substitute or additional General Partner shall have accepted and agreed to be bound by all the terms and provisions of this Agreement by executing a counterpart and such other documents or instruments as may be required or appropriate in order to effect the admission of such Person as a General Partner, a certificate evidencing the admission of such Person as a General Partner shall have been filed for recordation and all other actions required by Section 2.5 in connection with such admission shall have been performed;

(b) if the Person to be admitted as a substitute or additional General Partner is a corporation or a partnership, it shall have provided the Partnership with evidence satisfactory to counsel for the Partnership of such Person’s authority to become a General Partner and to be bound by the terms and provisions of this Agreement; and

(c) counsel for the Partnership shall have rendered an opinion (relying on such opinions from other counsel in the state or any other jurisdiction as may be necessary) that the admission of the Person to be admitted as a substitute or additional General Partner is in conformity with the Act, and that none of the actions taken in connection with the admission of such Person as a substitute or additional General Partner will cause (i) the Partnership to be classified other than as a partnership for federal income tax purposes or (ii) the loss of any Limited Partner’s limited liability.

ARTICLE IX

RIGHTS AND OBLIGATIONS

OF THE LIMITED PARTNERS

9.1 Management of the Partnership. Subject to Section 7.7, the Limited Partners shall not participate in the management or control of Partnership business nor shall they transact any business for or on behalf of the Partnership, nor shall they have the power to sign for or bind the Partnership, such powers being vested solely and exclusively in the General Partner.

9.2 Power of Attorney. Each Limited Partner hereby irrevocably appoints the General Partner its true and lawful attorney-in-fact, who may act for each Limited Partner and in its name, place and stead, and for its use and benefit, sign, acknowledge, swear to, deliver, file or record, at the appropriate public offices, any and all documents, certificates and instruments as may be deemed necessary or desirable by the General Partner to carry out fully the provisions of this Agreement and the Act in accordance with their terms, which power of attorney is coupled with an interest and shall survive the death, dissolution or legal incapacity of the Limited Partner, or the transfer by the Limited Partner of any part or all of its Partnership Interest.

9.3 Limitation on Liability of Limited Partners. No Limited Partner shall be liable for any debts, liabilities, contracts or obligations of the Partnership. A Limited Partner shall be liable to the Partnership only to make payments of its Capital Contribution, if any, as and when due hereunder. After its Capital Contribution is fully paid, no Limited Partner shall, except as otherwise required by the Act, be required to make any further Capital Contributions or other payments or lend any funds to the Partnership.

9.4 Exchange Right.

(a) Subject to Sections 9.4(b) and 9.4(c), and subject to the potential modification of any rights or obligations provided for herein by agreement(s) between the Partnership and any one or more Limited Partners with respect to Partnership Units held by them, each Limited Partner shall have the right (the “Exchange Right”) to require the Partnership to redeem all or a portion of the Class A Limited Partnership Units held by such Limited Partner or to cause the consummation of a Permitted Merger with CMFT or a Subsidiary thereof on a Specified Exchange Date pursuant to Section 9.4(b); provided, however, that the CIM Limited Partner may only exercise its Exchange Rights if the CMFT Common Shares are listed on a national securities exchange registered under Section 6 of the Exchange Act. Unless the Exchanging Partner has notified CMFT in its Exchange Notice that it has elected to undertake a Permitted Merger to which CMFT has consented, CMFT may, in its discretion, elect to cause the Partnership to pay the consideration in the form of the applicable Cash Amount or CMFT Common Shares Amount due in respect of such redemption on the Specified Exchange Date. For the avoidance of doubt, in the event CMFT issues to all stockholders of CMFT Common Shares rights, options, warrants or convertible or exchangeable securities entitling such stockholders to subscribe for or purchase CMFT Common Shares, or any other securities or property, and the rights have not expired at the Specified Exchange Date, then the CMFT Common Shares Amount shall also include such rights. The Exchange Right may be exercised pursuant to the delivery of an Exchange Notice to the Partnership (with a copy to CMFT) by the Limited Partner who is exercising the Exchange Right (the “Exchanging Partner”). The Exchanging Partner shall have no right, with respect to any Partnership Units so exchanged, to receive any distribution whose record date is on or after the Specified Exchange Date.

(b) An Exchanging Partner may, with CMFT’s consent (not to be unreasonably withheld, conditioned or delayed), elect in its Exchange Notice to require CMFT or a Subsidiary thereof to enter into and consummate a merger with such Exchanging Partner in which CMFT or such Subsidiary, as applicable, continues as the surviving entity (a “Permitted Merger”) and the applicable Class A Limited Partnership Units shall be cancelled. In connection with such Permitted Merger, such Exchanging Partner shall receive, on the Specified Exchange Date, the CMFT Common Shares Amount that such Exchanging Partner would otherwise have been entitled to receive pursuant to Section 9.4(a) if the Exchanging Partner had instead elected to require the Partnership to redeem all of the Class A Limited Partnership Units held by such Limited Partner in its Exchange Notice. Each other Partner agrees to execute such documents as the Exchanging Partner may reasonably require in connection with the consummation of a Permitted Merger and issuance of CMFT Common Shares to such Exchanging Partner pursuant to a Permitted Merger under this Section 9.4(b).

(c) Notwithstanding any other provision of this Agreement, CMFT shall place appropriate restrictions on the ability of the Limited Partners to exercise their Exchange Rights as and if deemed necessary to ensure that the Partnership does not constitute a “publicly traded partnership” under Section 7704 of the Code. If and when CMFT determines that imposing such restrictions is necessary, CMFT shall give prompt written notice thereof to each of the Limited Partners, which notice shall be accompanied by a copy of an opinion of counsel to the Partnership which states that, in the opinion of such counsel, restrictions are necessary in order to avoid the Partnership being treated as a “publicly traded partnership” under Section 7704 of the Code.

(d) Concurrently with the consummation of any exchange and redemption of Class A Limited Partnership Units pursuant to this Section 9.4 (including by means of a Permitted Merger), CMFT shall redeem the same number of CMFT Voting Preferred Shares for no additional consideration such that, following such redemption, the number of issued and outstanding Class A Limited Partnership Units and CMFT Voting Preferred Shares remains the same. Furthermore, in effectuating any redemption and exchange of the Class A Limited Partnership Units pursuant to this Section 9.4 (including by means of a Permitted Merger) in which the holder thereof is receiving CMFT Common Shares in consideration therefor, CMFT shall first contribute the applicable number of CMFT Common Shares to the Partnership, in consideration for which the Partnership shall then issue to CMFT an equivalent number of newly issued Class B Limited Partnership Units, and thereafter the Partnership shall exchange the applicable CMFT Common Shares with such holder in redemption for the applicable Class A Limited Partnership Units held by such holder and proposed to be so redeemed and/or exchanged pursuant to this Section 9.4.

(e) As of the applicable Specified Exchange Date, each Exchanging Partner hereby represents and warrants to CMFT and the Partnership that: (i) such Exchanging Partner understands that any CMFT Common Shares issuable upon exchange of such Exchanging Partner’s Class A Limited Partnership Units on such date constitute “restricted securities” under applicable federal securities laws and may not be offered, sold, assigned, pledged, transferred or otherwise disposed of except pursuant to an effective registration statement under the Securities Act and applicable state securities Laws or pursuant to an available exemption from, or in a transaction not subject to, such registration requirements; and (ii) such Exchanging Partner is and will be an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act.

9.5 Duties and Conflicts. Subject to Section 7.7, the Charter and any agreements entered into by the General Partner or its Affiliates with the Partnership or a Subsidiary, or any officer, director, manager, member, employee, agent, trustee, or stockholder of the General Partner or its Affiliates, the General Partner recognizes that the Limited Partners and their Affiliates have or may have other business interests, activities and investments, some of which may be in conflict or competition with the business of the Partnership, and that such Persons are entitled to carry on such other business interests, activities and investments. Subject to Section 7.7, the Limited Partners and their Affiliates may engage in or possess an interest in any other business or venture of any kind, independently or with others, on their own behalf or on behalf of other entities with which they are affiliated or associated, and such Persons may engage in any activities, whether or not competitive with the Partnership, without any obligation to offer any interest in such activities to the Partnership or to any Partner. Subject to Section 7.7, neither the Partnership nor any Partner shall have any right, by virtue of this Agreement, in or to such activities, or the income or profits derived therefrom, and the pursuit of such activities, even if competitive with the business of the Partnership, and such activities shall not be deemed wrongful or improper.

ARTICLE X

TRANSFERS OF LIMITED PARTNERSHIP INTERESTS

10.1 Purchase for Investment.

(a) Each Limited Partner hereby represents and warrants to the General Partner and to the Partnership that the acquisition of its Partnership Units is made as a principal for its account for investment purposes only and not with a view to the resale or distribution of such Partnership Interest.

(b) Each Limited Partner agrees that it will not sell, assign or otherwise transfer its Partnership Units or any fraction thereof, whether voluntarily or by operation of law or at judicial sale or otherwise, to any Person who does not make the representations and warranties to the General Partner set forth in Section 10.1(a) above.

10.2 Restrictions on Transfer of Limited Partnership Interests.

(a) No Partner may offer, sell, assign, hypothecate, pledge or otherwise transfer all or any portion of its Limited Partnership Interests, or any of such Partner’s economic rights as a Limited Partner, whether voluntarily or by operation of law or at judicial sale or otherwise (collectively, a “Transfer”), without the consent of the General Partner and, prior to the Consent Rights Expiration Time and solely with respect to any proposed Transfer by CMFT, the CIM Limited Partner, which consent may be granted or withheld in the sole and absolute discretion of the General Partner and the CIM Limited Partner, as applicable; provided that the foregoing shall not restrict any Transfers undertaken pursuant to the merger transactions expressly permitted by

Section 9.4(b). Any such purported transfer undertaken without such consent shall be considered to be null and void ab initio and shall not be given effect. The General Partner may require, as a condition of any Transfer to which it consents, that the transferor assume all reasonable and documented out-of-pocket costs incurred by the Partnership in connection therewith. Upon any Transfer or redemption of all of a Limited Partner’s Partnership Units that comprise such Limited Partner’s Limited Partnership Interests, such Limited Partner shall cease to be a Limited Partner.

(b) Notwithstanding the foregoing or any other provision in this Agreement, any Limited Partner (other than, prior to the Consent Rights Expiration Time, CMFT in respect of its Limited Partnership Interests) may effect, and shall not be prohibited from effecting, without the consent of the General Partner (or, prior to the Consent Rights Expiration Time and solely with respect to any proposed Transfer by CMFT, the CIM Limited Partner), (i) any Transfer of its Partnership Interests pursuant to Section 9.4, (ii) any Transfer pursuant to Section 5.5 of the Contribution Agreement or (iii) any other Transfer of its Limited Partnership Interests to (1) in the case of an individual, such individual’s spouse, domestic partner, lineal descendants (including by adoption), parents, or siblings, any trust established for the benefit of such individual and/or any of the foregoing persons, or any estate, partnership or other entity established for the benefit of, or directly or indirectly owned or controlled by, such individual and/or any of the foregoing persons or trusts (collectively, with respect to any individual, the Persons referenced in this clause (1), such individual’s “Specified Family and Trust Persons”), (2) in the case of an entity, any direct or indirect equityholder, partner or member of such entity, or any Affiliate of such equityholder, partner or member, (3) any successor by merger, consolidation, reorganization or similar transaction involving such Limited Partner, (4) any investment fund, vehicle or account (including parallel funds, co-investment vehicles, alternative investment vehicles or managed accounts) that is managed, advised or controlled by, or under common control with, such Limited Partner or any of such Limited Partner’s Affiliates or (5) any other Affiliate of such Limited Partner (any Transferee pursuant to clauses (i), (ii) or (iii), a “Permitted Transferee”). For the avoidance of doubt, (x) Permitted Transferees of the CIM Limited Partner shall include (A) Richard Ressler, Avraham Shemesh, Shaul Kuba and Mitsui & Co. Ltd, and (B) the Specified Family and Trust Persons of Richard Ressler, Avraham Shemesh and Shaul Kuba, or any Affiliate of any such Specified Family and Trust Persons, and any direct or indirect equityholder, partner or member of, or any Affiliate of such equityholder, partner or member of, Mitsui & Co. Ltd., and (y) Permitted Transferees of Richard Ressler, Avraham Shemesh, Shaul Kuba and Mitsui & Co. Ltd shall include the Specified Family and Trust Persons of, or any Affiliate of any such Specified Family and Trust Persons of, Richard Ressler, Avraham Shemesh and Shaul Kuba and any direct or indirect equityholder, partner or member of, or any Affiliate of such equityholder, partner or member of, Mitsui & Co. Ltd.

(c) No Limited Partner may effect a Transfer of its Limited Partnership Interest, in whole or in part, if, in the reasonable written opinion of outside legal counsel to the Partnership, such proposed Transfer would require the registration of the Limited Partnership Interest under the Securities Act, or would otherwise violate any applicable federal or state securities or blue sky law (including investment suitability standards).

(d) No transfer of any Partnership Units may be made to a lender to the Partnership or any Person who is related (within the meaning of Regulations Section 1.752-4(b)) to any lender to the Partnership whose loan constitutes a nonrecourse liability (within the meaning of Regulations Section 1.752-1(a)(2)), without the consent of the General Partner, which may be withheld in its sole and absolute discretion; provided, that as a condition to such consent the lender will be required to enter into an arrangement with the Partnership and the General Partner to exchange or redeem for the Cash Amount any Partnership Units in which a security interest is held simultaneously with the time at which such lender would be deemed to be a partner in the Partnership for purposes of allocating liabilities to such lender under Section 752 of the Code.

(e) Any Transfer in contravention of any of the provisions of this Article X shall be void and ineffectual and shall not be binding upon, or recognized by, the Partnership.

(f) Prior to the consummation of any Transfer under this Article X, the transferor and/or the transferee shall deliver to the General Partner such opinions, certificates and other documents as the General Partner shall request in connection with such Transfer.

10.3 Admission of Substitute Limited Partner.

(a) Subject to the other provisions of this Article X, an assignee of a Limited Partnership Interest (which shall be understood to include any purchaser, transferee, donee or other recipient of any disposition of such Limited Partnership Interest) shall be deemed admitted as a Limited Partner only upon the satisfactory completion of the following:

(i) the assignee shall have accepted and agreed to be bound by the terms and provisions of this Agreement by executing a counterpart or an amendment thereof, including a revised Exhibit A, and such other documents or instruments as the General Partner may require in order to effect the admission of such Person as a Limited Partner;

(ii) to the extent required, an amended Certificate evidencing the admission of such Person as a Limited Partner shall have been signed, acknowledged and filed for record in accordance with the Act;

(iii) the assignee shall have delivered a letter containing the representation set forth in Section 10.1(a) and the agreement set forth in Section 10.1(b);

(iv) if the assignee is a corporation, partnership or trust, the assignee shall have provided the General Partner with evidence satisfactory to counsel for the Partnership of the assignee’s authority to become a Limited Partner under the terms and provisions of this Agreement;

(v) the assignee shall have executed a power of attorney containing the terms and provisions set forth in Section 9.2;

(vi) the assignee shall have paid all legal fees and other expenses of the Partnership and the General Partner and filing and publication costs in connection with its substitution as a Limited Partner; and

(vii) the assignee shall have obtained the prior written consent of the General Partner to its admission as a Substitute Limited Partner, which consent may be given or denied in the exercise of the General Partner’s sole and absolute discretion.

(b) For the purpose of allocating Profits and Losses and distributing cash received by the Partnership, a Substitute Limited Partner shall be treated as having become, and appearing in the records of the Partnership as, a Partner upon the filing of the Certificate described in Section 10.3(a)(ii) or, if no such filing is required, the later of the date specified in the transfer documents or the date on which the General Partner has received all necessary instruments of transfer and substitution.

(c) The General Partner shall cooperate with the Person seeking to become a Substitute Limited Partner by preparing the documentation required by this Section 10.3 and making all official filings and publications. The Partnership shall take all such action as promptly as practicable after the satisfaction of the conditions in this Article X to the admission of such Person as a Limited Partner of the Partnership.

10.4 Rights of Assignees of Partnership Interests.

(a) Subject to the provisions of Sections 10.1 and 10.2, except as required by operation of law, the Partnership shall not be obligated for any purposes whatsoever to recognize the assignment by any Limited Partner of all or any portion of its Limited Partnership Interest until the Partnership has received notice thereof.

(b) Any Person who is the assignee of all or any portion of a Limited Partner’s Limited Partnership Interest, but who does not become a Substitute Limited Partner and desires to make a further assignment of such Limited Partnership Interest, shall be subject to all of the provisions of this Article X to the same extent and in the same manner as any Limited Partner desiring to make an assignment of its Limited Partnership Interest.

10.5 Effect of Bankruptcy, Death, Incompetence or Termination of a Limited Partner. The occurrence of an Event of Bankruptcy as to a Limited Partner, the death of a Limited Partner or a final adjudication that a Limited Partner is incompetent (which term shall include, but not be limited to, insanity) shall not cause the termination or dissolution of the Partnership, and the business of the Partnership shall continue if an order for relief in a bankruptcy proceeding is entered against a Limited Partner, the trustee or receiver of such Limited Partner’s estate or, if such Limited Partner dies, such Limited Partner’s executor, administrator or trustee, or, if such Limited Partner is finally adjudicated incompetent, such Limited Partner’s committee, guardian or conservator, and any such Person shall have the rights of such Limited Partner for the purpose of settling or managing such Limited Partner’s estate property and such power as the bankrupt, deceased or incompetent Limited Partner possessed to assign all or any part of such Limited Partner’s Limited Partnership Interests and to join with the assignee in satisfying conditions precedent to the admission of the assignee as a Substitute Limited Partner.

10.6 Joint Ownership of Interests. A Partnership Unit may be acquired by two (2) individuals as joint tenants with right of survivorship, provided, that such individuals either are married or are related and share the same personal residence. The written consent or vote of both owners of any such jointly-held Partnership Unit shall be required to constitute the action of the owners of such Partnership Unit; provided, however, that the written consent of only one joint owner will be required if the Partnership has been provided with evidence satisfactory to the counsel for the Partnership that the actions of a single joint owner can bind both owners under the applicable laws of the state of residence of such joint owners. Upon the death of one owner of a Partnership Unit held in a joint tenancy with a right of survivorship, the Partnership Unit shall become owned solely by the survivor as a Partner and not as an assignee. The Partnership need not recognize the death of one of the owners of a jointly held Partnership Unit until it shall have received notice of such death. Upon notice to the General Partner from either owner, the General Partner shall cause the Partnership Unit to be divided into two (2) equal Partnership Units, which shall thereafter be owned separately by each of the former joint owners.

ARTICLE XI

BOOKS AND RECORDS; ACCOUNTING; TAX MATTERS

11.1 Books and Records. At all times during the continuance of the Partnership, the Partnership shall keep or cause to be kept at the Partnership’s specified office true and complete books of account maintained in accordance with generally accepted accounting principles, including (a) a current list of the full name and last-known business address of each Partner; (b) a copy of the Certificate and all certificates of amendment thereto; (c) copies of the Partnership’s federal, state and local income tax returns and reports; (d) copies of the Agreement and any financial statements of the Partnership for the three (3) most recent years; and (e) all documents and information required under the Act. Any Partner or its duly authorized representative, and any stockholder of the General Partner, upon paying the costs of collection, duplication and mailing, shall be entitled to inspect or copy such records during ordinary business hours.

11.2 Custody of Partnership Funds; Bank Accounts.

(a) All funds of the Partnership not otherwise invested shall be deposited in one or more accounts maintained in such banking or brokerage institutions as the General Partner shall determine, and withdrawals shall be made only on such signature or signatures as the General Partner may, from time to time, determine.

(b) All deposits and other funds not needed in the operation of the business of the Partnership may be invested by the General Partner in investment grade instruments (or investment companies whose portfolio consists primarily thereof), government obligations, certificates of deposit, bankers’ acceptances and municipal notes and bonds. The funds of the Partnership shall not be commingled with the funds of any other Person except for such commingling as may necessarily result from an investment in those investment companies permitted by this Section 11.2(b).

11.3 Fiscal and Taxable Year. The fiscal and taxable year of the Partnership shall be the calendar year, unless otherwise required by Section 706 of the Code.

11.4 Annual Tax Information and Report. The General Partner will use commercially reasonable efforts to supply to each person who was a Limited Partner at any time during such year, within one hundred eighty (180) days after the end of each fiscal year of the Partnership, the tax information necessary to file such Limited Partner’s individual tax returns as shall be reasonably required by law, and in all events the General Partner shall furnish such information within the time required by applicable law.

11.5 Tax Matters; Tax Elections; Special Basis Adjustments.

(a) The General Partner shall be the “Partnership Representative” within the meaning of Section 6223(a) of the Code, with respect to the Partnership (the “Partnership Representative”). The Partnership Representative shall be granted corresponding designation under any similar provisions of any state, local or non-United States tax laws. The Partnership Representative shall appoint a “designated individual” to act on behalf of the Partnership Representative. The Partnership Representative (and any designated individual) shall have all of the powers and duties assigned thereto under Sections 6221 through 6231 of the Code and any comparable provisions of state, local or non-United States law and is authorized to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities (including any resulting administrative and judicial proceedings) and to expend Partnership funds for professional services reasonably incurred in connection therewith. Each Partner agrees to cooperate with the Partnership and the Partnership Representative and to do or refrain from doing any or all things reasonably requested by the Partnership or the Partnership Representative with respect to the conduct of such proceedings. With respect to any audit or other proceeding, the Partnership Representative shall be entitled to cause the Partnership (and any of its Subsidiaries) to make any available elections pursuant to Section 6226 of the Code (and similar provisions of state, local and non-United States law), and the Partners shall cooperate to the extent reasonably requested by the Partnership or the Partnership Representative in connection therewith, provided, that no Partner shall be required to file amended tax returns as a result of this Section 11.5(a). The Partnership shall reimburse the Partnership Representative for all reasonable out-of-pocket expenses incurred by the Partnership Representative, including reasonable fees of any professional attorneys, in carrying out its duties as the Partnership Representative. The provisions of this Section 11.5(a) shall survive the transfer or termination of any Partner’s interest in any Partnership Units, the termination of this Agreement and the termination of the Partnership, and shall remain binding on each Partner for the period of time necessary to resolve all tax matters relating to the Partnership and be subject to the provisions of the Tax Receivable Agreement, as applicable.

(b) Each Partner (or former Partner) agrees to indemnify the Partnership for any taxes (and related interest, penalties or other charges or expenses) payable by the Partnership and attributable to such Partner’s (or former Partner’s) interest in the Partnership, as determined by the General Partner. The foregoing obligation shall survive the withdrawal of any Partner and/or the dissolution and liquidation of the Partnership. Any taxes (and related interest, penalties or other charges or expenses) that are payable by the Partnership shall, to the extent attributable to a Partner’s (or former Partner’s) interest in the Partnership, be treated as distributed to such Partner.

(c) Subject to the other provisions of this Section 11.5 herein, all elections required or permitted to be made by the Partnership under the Code or any applicable state or local tax law shall be made by the General Partner in its sole and absolute discretion.

(d) The Partnership shall have in effect, and shall cause any subsidiary of the Partnership that is treated as a partnership for U.S. federal income tax purposes to have in effect, an election under Section 754 of the Code (and any corresponding election under state and local law) for the taxable year in which a redemption, transfer or exchange of the Partnership Units of any Partner occurs. Each Partner will furnish the Partnership with all information necessary to give effect to such election.

11.6 Reports to Limited Partners.

(a) As soon as practicable after the close of each fiscal quarter (other than the last quarter of the fiscal year), the General Partner shall cause to be mailed to each Limited Partner a quarterly report containing financial statements of the Partnership, or of the General Partner if such statements are prepared solely on a consolidated basis with the General Partner, for such fiscal quarter presented in accordance with generally accepted accounting principles. As soon as practicable after the close of each fiscal year, the General Partner shall cause to be mailed to each Limited Partner an annual report containing financial statements of the Partnership, or of the General Partner if such statements are prepared solely on a consolidated basis with the General Partner, for such fiscal year, presented in accordance with generally accepted accounting principles. The annual financial statements shall be audited by accountants selected by the General Partner.

(b) Any Partner shall further have the right to a private audit of the books and records of the Partnership, provided such audit is made for Partnership purposes and at the expense of the Partner desiring it, and it is made during normal business hours.

ARTICLE XII

AMENDMENT OF AGREEMENT; MEETINGS

12.1 Amendment.

(a) The written consent of both (i) the General Partner and (ii) the Limited Partners holding more than 50% of the Limited Partnership Units shall be required for any amendment, modification or waiver of any provision of this Agreement.

(b) Without limitation to Section 12.1(a), the following amendments shall additionally require the prior written consent of Limited Partners holding more than 50% of the then issued and outstanding Class A Limited Partnership Units:

(i) any amendment to Section 7.7 or Exhibit C during such time as such provisions remain in effect;

(ii) any other amendment that would adversely affect the rights and interests of, or expand the obligations of, the CIM Limited Partner or any holder of the Class A Limited Partnership Interests specifically; or

(iii) any amendment to this Section 12.1.

12.2 Meetings of Partners.

(a) The Partners may, but shall not be required to, hold any annual, periodic or other formal meetings. Meetings of the Partners may be called by the General Partner or by any Limited Partner or Limited Partners holding at least 10% of the Partnership Units in the Partnership.

(b) The Partner or Partners calling the meeting may designate any place within the State of Delaware as the place of meeting for any meeting of the Partners; and Partners holding at least a majority of the Partnership Units in the Partnership may designate any place outside the State of Delaware as the place of meeting for any meeting of the Partners. If no designation is made, or if a special meeting is called, the place of meeting shall be the principal place of business of the Partnership.

(c) Except as provided in Section 12.2(d), written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered not less than ten (10) nor more than ninety (90) days before the date of the meeting, either personally or by mail, by or at the direction of the Partner or Partners calling the meeting, to each Partner entitled to vote at such meeting and to each Partner not entitled to vote who is entitled to notice of the meeting.

(d) Anything in this Agreement to the contrary notwithstanding, with respect to any meeting of the Partners, any Partner who in person or by proxy shall have waived in writing notice of the meeting, either before or after such meeting, or who shall attend the meeting in person or by proxy, shall be deemed to have waived notice of such meeting unless such Partner attends for the express purpose of objecting, at the beginning of the meeting, and does so object to the transaction of any business because the meeting is not lawfully called or convened.

(e) If all of the Partners shall meet at any time and place, either within or outside of the State of Delaware, in person or by proxy, and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting lawful action may be taken.

(f) For the purpose of determining Partners entitled to notice of or to vote at any meeting of Partners or any adjournment thereof, the date on which notice of the meeting is mailed shall be the record date. When a determination of Partners entitled to vote at any meeting of Partners has been made as provided in this Section 12.2(f), such determination shall apply to any adjournment thereof.

(g) Partners holding at least a majority of the Partnership Units entitled to vote at a meeting represented in person or by proxy, shall constitute a quorum at any meeting of Partners. In the absence of a quorum at any such meeting, Partners holding at least a majority of Partnership Units so represented may adjourn the meeting to another time and place. Any business that might have been transacted at the original meeting may be transacted at any adjourned meeting at which a quorum is present. No notice of an adjourned meeting need be given if the time and place are announced at the meeting at which the adjournment is taken unless the adjournment is for more than one hundred twenty (120) days. The Partners present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal during such meeting of that number of Partnership Units whose absence would cause less than a quorum to be present.

(h) If a quorum is present, the affirmative vote of Partners holding a majority of the Partnership Units entitled to vote, present in person or represented by proxy, shall be binding on all Partners, unless the vote of a greater or lesser proportion or number of Partnership Units or Partners, or the vote of certain specified Partners, is otherwise required by applicable law or by this Agreement. Unless otherwise expressly provided herein or required under applicable law, Partners who have an interest (economic or otherwise) in the outcome of any particular matter upon which the Partners’ vote or consent is required may vote or consent upon any such matter and their Partnership Units, vote or consent, as the case may be, shall be counted in the determination of whether the requisite matter was approved by the Partners.

(i) At all meetings of Partners, a Partner may vote in person or by proxy executed in writing by the Partner or by the Partner’s duly authorized attorney-in-fact. Such proxy shall be filed with the General Partner before or at the time of the meeting. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy.

(j) Action required or permitted to be taken at a meeting of Partners may be taken without a meeting if the action is evidenced by one or more written consents or approvals describing the action taken and signed by sufficient Partners or Partners holding sufficient Partnership Units, as the case may be, to approve such action had such action been properly voted on at a duly called meeting of the Partners. Action taken under this Section 12.2(j) is effective when the requisite Partners or Partners with the requisite Partnership Units, as the case may be, have signed the consent or approval, unless the consent specifies a different effective date.

ARTICLE XIII

MERGER, EXCHANGE OR CONVERSION

13.1 Merger, Exchange or Conversion of Partnership.

(a) The Partnership may, subject to the requirements of Section 7.7, (i) adopt a plan of merger and may merge with or into one or more domestic or foreign limited partnerships or other entities with the resulting entity being one or more surviving entities, (ii) adopt a plan of exchange by which a domestic or foreign limited partnership or other entity is to acquire all of the outstanding Partnership Units in exchange for cash, securities or other property of the acquiring domestic or foreign limited partnership or other entity or (iii) adopt a plan of conversion and convert to a foreign limited partnership or other entity. Any such plan of merger, plan of exchange, or plan of conversion shall otherwise comply with the requirements of this Agreement and the Act.

(b) Any merger pursuant to a plan of merger described in Section 13.1(a)(i) shall be conditioned upon the merger being permitted by the laws under which each other entity that is a party to the merger is incorporated or organized or by the constituent documents of such other entity that are not inconsistent with such laws. Any exchange pursuant to a plan of exchange described in Section 13.1(a)(ii) shall be conditioned upon the issuance of shares or other interests of the acquiring domestic or foreign limited partnership or other entity being permitted by the laws under which such domestic or foreign limited partnership or other entity is incorporated or organized or is not inconsistent with such laws. Any conversion pursuant to a plan of conversion described in Section 13.1(a)(iii) shall be conditioned upon such conversion being permitted by, or not inconsistent with, the laws of the jurisdiction in which the converted entity is to be incorporated, formed or organized and the incorporation, formation or organization of the converted entity is effected in compliance with such laws.

(c) Subject to the requirements of Section 7.7, the Partnership may adopt a plan of merger, plan of exchange or plan of conversion if the General Partner acts upon and the Limited Partners (if required by Section 13.2 below) approve the plan of merger, plan of exchange or plan of conversion in the manner prescribed in Section 13.2 below.

13.2 Approval of Plan of Merger, Exchange or Conversion.

(a) Except as provided by Section 13.2(g) below, after acting on a plan of merger, plan of exchange or plan of conversion in the manner prescribed by Section 13.2(b)(i), the General Partner shall submit the plan of merger, plan of exchange or plan of conversion for approval by the Limited Partners.

(b) Except as provided by Section 13.2(f) below, for a plan of merger, plan of exchange or plan of conversion to be approved:

(i) the General Partner shall adopt a resolution recommending that the plan of merger, plan of exchange or plan of conversion be approved by the Limited Partners, unless the General Partner determines that for any reason it should not make that recommendation, in which case the General Partner shall adopt a resolution directing that the plan of merger, plan of exchange or plan of conversion be submitted to the Limited Partners for approval without recommendation; and

(ii) the Limited Partners entitled to vote on the plan of merger, plan of exchange or plan of conversion must approve the plan as set forth in Section 13.2(e).

(c) The General Partner may condition its submission to the Limited Partners of a plan of merger, plan of exchange or plan of conversion, and the effectiveness of such plan, on any basis, including without limitation that a specified percentage of the Percentage Interests of the Limited Partners in excess of the threshold specified herein be required for the approval of the plan of merger, plan of exchange or plan of conversion.

(d) The General Partner shall notify each Limited Partner, whether or not entitled to vote, of the meeting of the Limited Partners at which the plan of merger, plan of exchange or plan of conversion is to be submitted for approval in accordance with this Section 13.2 and applicable law. The notice shall be given at least twenty (20) days before the meeting and shall state that the purpose, or one of the purposes, of the meeting is to consider the plan of merger, plan of exchange or plan of conversion and shall contain or be accompanied by a copy or summary of the plan. Any such approval may be by written consent of the requisite Limited Partners as would be required to approve the plan at any meeting where all the Limited Partners are present.

(e) Unless the General Partner (acting pursuant to Section 13.2(b)(ii)) requires a greater vote or the requirements in Section 7.7 are applicable (in which case the prior written consent of Limited Partners holding more than 50% of the then issued and outstanding Class A Limited Partnership Units shall be required), the vote of the Limited Partners required for approval of a plan of merger, plan of exchange or plan of conversion shall be the affirmative vote of the holders of more than 50% of the Limited Partnership Units entitled to vote thereon.

(f) Unless applicable law otherwise requires (in which case the approval of the Limited Partners shall continue to be required and the foregoing provisions of this Section 13.2 shall continue to apply), (i) approval by the Limited Partners on a plan of exchange shall not be required, and the foregoing provisions of this Section 13.2 do not apply, if the Partnership is the acquiring entity in the plan of exchange and (ii) approval by the Limited Partners on a plan of merger or a plan of conversion shall not be required and the foregoing provisions of this Section 13.2 do not apply, in each case, subject to the requirements of Section 7.7, if:

(i) a limited partnership is the sole surviving or resulting entity;

(ii) the partnership agreement of the surviving or resulting limited partnership will not materially differ from this Agreement before the merger or conversion in any manner other than as to applicable law or other insignificant conforming differences;

(iii) Limited Partners who held Limited Partnership Interests immediately before the effective date of the merger or conversion will hold interests in the surviving or resulting entity in the same proportions, immediately after the effective date of the merger or conversion; and

(iv) the General Partner adopts a resolution approving the plan of merger or plan of conversion.

(g) After a plan of merger, plan of exchange or plan of conversion is approved, and at any time before the merger, exchange or conversion has become effective, the plan of merger, plan of exchange or plan of conversion may be abandoned (subject to any contractual rights by any of the entities that are a party thereto), without action by the Limited Partners, in accordance with the procedures set forth in the plan of merger, plan of exchange or plan of conversion or, if no such procedures are set forth in the plan, in the manner determined by the General Partner.

13.3 Rights of Dissenting Limited Partners.

(a) In the absence of fraud in the transaction, the remedy provided by this Section 13.3 to a Limited Partner voting against any merger, exchange or conversion or objecting to a merger, exchange or conversion approved by the written consent of the Limited Partners (a “Dissenting Limited Partner”) is the exclusive remedy for the recovery of the value of its Partnership Units or money damages with respect to the transaction. If the existing, surviving or new corporation or limited partnership (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Section 13.3, any Dissenting Limited Partner who fails to comply with the requirements of this Section 13.3 shall not be entitled to bring suit for the recovery of the value of its Limited Partnership Interests or money damages with respect to the transaction. A “Dissenting Limited Partner” in respect of any merger, exchange or conversion shall expressly exclude any Limited Partner who votes in favor of the related plan of merger, plan of exchange or plan of conversion or who abstains or fails to timely vote therefor. In the event of a plan of merger, plan of exchange or plan of conversion approved by written consent, a “Dissenting Limited Partner” in respect of any related merger, exchange or conversion shall expressly exclude Limited Partners who provide such written consent and Limited Partners who fail to object to the merger, exchange or conversion and demand payment for such Limited Partner’s Partnership Units in writing to the General Partner within twenty (20) days after notice to the Limited Partners of the receipt by the Partnership of written consents sufficient to approve such merger, exchange or conversion. All such Limited Partners who are not included within the definition of Dissenting Limited Partner in respect of any merger, exchange or conversion shall participate in the merger, exchange or conversion according to the approved plan of merger, plan of exchange or plan of conversion.

(b) Any Dissenting Limited Partner who has opted for payment for its Partnership Units shall not thereafter be entitled to vote or exercise any other rights of a Limited Partner except the right to receive payment for its Partnership Units and the right to maintain an appropriate action to obtain relief on the ground that the transaction would be or was fraudulent. Partnership Units of Dissenting Limited Partners for which payment has been made shall not thereafter be considered outstanding for the purposes of any subsequent vote of the Limited Partners.

(c) Within twenty (20) days after a Dissenting Limited Partner votes against any plan of merger, plan of exchange or plan of conversion which is approved by a vote of the Limited Partners, or in connection with a Limited Partner’s objection to any plan of merger, plan of exchange or plan of conversion approved by the written consent of the Limited Partners, the Dissenting Limited Partner may demand by written notice to the General Partner that payment for its Partnership Units be made. Upon receipt of such a payment demand, the General Partner shall (i) make a notation on the records of the Partnership that such demand has been made and (ii) within a reasonable period of time after the later of the receipt of a payment demand or the consummation of the merger, exchange or conversion, cause the Partnership to pay to the Dissenting Limited Partner the fair value of such Dissenting Limited Partner’s Partnership Units without interest. The fair value of a Dissenting Limited Partner’s Partnership Units shall be an amount equal to the Dissenting Limited Partner’s pro rata share (as would be determined under Section 5.3 if the Partnership were liquidating) of the appraised value of the net assets of the Partnership based on an appraisal of all assets of the Partnership from a Competent Independent Expert. The assets of the Partnership shall be appraised on a consistent basis. The appraisal shall be based on an evaluation of all relevant information and shall include the current value of the Partnership’s assets as of the date immediately prior to the proposed merger, exchange or conversion. The appraisal shall assume an orderly liquidation of the Partnership’s assets over a twelve (12) month period, shall consider other balance sheet items and shall be net of the assumed cost of sale. The terms of the engagement of the appraiser shall clearly state that the engagement is for the benefit of the Partnership and its Limited Partners. A summary of the independent appraisal, including all material assumptions underlying the appraisal, shall be provided to Dissenting Limited Partners in connection with the payment of the fair value of their Partnership Units.

(d) If a Dissenting Limited Partner shall fail to make a payment demand within the period provided in Section 13.3(c) or, in respect of a plan of merger, plan of exchange or plan of conversion approved by written consent of the Limited Partners, shall fail to provide notice of dissent within the period set forth in Section 13.3(a), such Dissenting Limited Partner and all persons claiming under them shall be conclusively presumed to have approved and ratified the merger, conversion or exchange and shall be bound thereby, the right of such Dissenting Limited Partner to be paid the fair value of its Partnership Units shall cease, and such Dissenting Limited Partner’s status as a Limited Partner shall be restored without prejudice to any proceedings which may have been taken during the interim, and such Dissenting Limited Partner shall be entitled to receive any distributions made to Limited Partners in the interim.

ARTICLE XIV

GENERAL PROVISIONS

14.1 Notices. All communications required or permitted under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or upon deposit in the United States mail, registered, postage prepaid return receipt requested, to the Partners at the addresses set forth in Exhibit A attached hereto; provided, however, that any Partner may specify a different address by notifying the General Partner in writing of such different address. Notices to the Partnership shall be delivered at or mailed to its specified office.

14.2 Survival of Rights. Subject to the provisions limiting transfers, this Agreement shall be binding upon and inure to the benefit of the Partners and the Partnership and their respective legal representatives, successors, transferees and assigns.

14.3 Additional Documents. Each Partner agrees to perform all further acts and execute, swear to, acknowledge and deliver all further documents that may be reasonable, necessary, appropriate or desirable to carry out the provisions of this Agreement or the Act.

14.4 Severability. If any provision of this Agreement shall be declared illegal, invalid or unenforceable in any jurisdiction, then such provision shall be deemed to be severable from this Agreement (to the extent permitted by law) and in any event such illegality, invalidity or unenforceability shall not affect the remainder.

14.5 Entire Agreement. This Agreement and exhibits attached hereto constitute the entire Agreement of the Partners and supersede all prior written agreements and prior and contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof, except as otherwise set forth herein.

14.6 Pronouns and Plurals. When the context in which words are used in the Agreement indicates that such is the intent, words in the singular number shall include the plural, and vice-versa, and the masculine gender shall include the neuter or female gender as the context may require.

14.7 Headings. The Article and Section headings in this Agreement are for convenience only and shall not be used in construing the scope of this Agreement or any particular Article or Section.

14.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one and the same instrument binding on all parties hereto, notwithstanding that all parties shall not have signed the same counterpart.

14.9 Governing Law. This Agreement, and all actions (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the Laws of the State of Delaware, including its statutes of limitations, without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction (whether of the State of Delaware or any other jurisdiction) would be required thereby.

14.10 Arbitration. Notwithstanding anything to the contrary contained in this Agreement, all claims, disputes and controversies between the parties hereto (including, without limitation, any claims, disputes and controversies between the Partnership and any one or more of the Partners and between or among any Partners) arising out of or in connection with this Agreement or the Partnership created hereby, or any act or failure to act by the General Partner or any other Partner hereunder, shall be resolved by binding arbitration in Los Angeles, California by the American Arbitration Association (the “AAA”), in accordance with this Section 14.10. Any arbitration called for by this Section 14.10 shall be conducted in accordance with the following procedures:

(a) The Partnership or any Partner (the “Requesting Party”) may demand arbitration pursuant to this Section 14.10 at any time by giving written notice of such demand (the “Demand Notice”) to all other Partners and (if the Requesting Party is not the Partnership) to the Partnership, which Demand Notice shall describe in reasonable detail the nature of the claim, dispute or controversy.

(b) Within fifteen (15) days after the giving of a Demand Notice or such additional time as required by the AAA, the AAA shall select and designate in writing three (3) reputable and disinterested individuals willing to act as an arbitrator of the claim, dispute or controversy in question.

(c) The presentations of the parties hereto in the arbitration proceeding shall be commenced and completed within sixty (60) days after the selection of the arbitration panel pursuant to clause (b) above, and the arbitration panel shall render its decision (and specify in reasonable detail its reasons therefor) in writing within thirty (30) days after the completion of such presentations. Any decision concurred in by any two (2) of the arbitrators shall constitute the decision of the arbitration panel, and unanimity shall not be required.

(d) The arbitration panel shall include in its decision a direction that all of the attorneys’ fees and costs of any party or parties and the costs of such arbitration be paid by the losing party or parties in the arbitration. On the application of a party before or after the initial decision of the arbitration panel, and proof of its attorneys’ fees and costs, the arbitration panel shall order the other party to make any payments directed pursuant to the preceding sentence.

Any decision rendered by the arbitration panel in accordance herewith shall be final and binding on the parties hereto, and judgment thereon may be entered by any state or federal court of competent jurisdiction. Arbitration shall be the exclusive method available for resolution of claims, disputes and controversies arising between and among the parties relating to this Agreement and the conduct of the parties hereto in relation to Partnership matters, and the Partnership and its Partners stipulate that the provisions of this Agreement shall be a complete defense to any suit, action or proceeding in any court or before any administrative or arbitration tribunal with respect to any such claim, controversy or dispute. The provisions of this Section 14.10 shall survive the dissolution of the Partnership.

Nothing contained herein shall be deemed to give the arbitrators any authority, power or right to alter, change, amend, modify, add to or subtract from any of the provisions of this Agreement.

14.11 Acknowledgement as to Exculpation and Indemnification. THE PARTIES HERETO ACKNOWLEDGE AND AGREE THAT THIS AGREEMENT CONTAINS EXCULPATION AND INDEMNIFICATION IN RESPECT OF THE ACTIONS OR OMISSIONS OF THE GENERAL PARTNER AND DIRECTORS, OFFICERS AND AFFILIATES OF THE GENERAL PARTNER BY THE PARTNERSHIP, EVEN IF SUCH ACTIONS OR OMISSIONS CONSTITUTE NEGLIGENCE OF SUCH PERSONS.

[SIGNATURES COMMENCE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have hereunder affixed their signatures to this Second Amended and Restated Agreement of Limited Partnership effective as of the date first above written.

GENERAL PARTNER:

CIM FINANCE HOLDINGS GP, LLC,

a Delaware limited liability company

By: CIM Real Estate Finance Trust, Inc.
Its: Sole Member

/s/ Nathan DeBacker
Name: Nathan DeBacker
Title: Chief Financial Officer, Principal Accounting Officer and Treasurer

[Signature Page to Second Amended and Restated Limited Partnership Agreement]

CIM LIMITED PARTNER:

CIM GROUP HOLDINGS, LLC, a Delaware limited liability company

/s/ David Thompson
Name: David Thompson
Title: Vice President and Chief Financial Officer

[Signature Page to Second Amended and Restated Limited Partnership Agreement]

CMFT:

CIM REAL ESTATE FINANCE TRUST, INC., a Maryland corporation

/s/ Nathan DeBacker
Name: Nathan DeBacker
Title: Chief Financial Officer, Principal Accounting Officer and Treasurer

[Signature Page to Second Amended and Restated Limited Partnership Agreement]

INDEX OF EXHIBITS

EXHIBIT A — Partners and Partnership Units

EXHIBIT B — Notice of Exercise of Exchange Right

EXHIBIT C — Consent Rights

EXHIBIT D — Definition of “Adjustment Factor” and Illustrative Calculations

EXHIBIT A

PARTNERS AND PARTNERSHIP UNITS

As of June 24, 2026

Partners	Partnership Units

CMFT General Partner:

CIM Finance Holdings GP, LLC 2398 East Camelback Road, 4th Floor Phoenix, Arizona 85016	1 General Partnership Interest

CIM Limited Partner:

CIM Group Holdings, LLC c/o CIM Group 4700 Wilshire Boulevard Los Angeles, CA 90010	907,376,073.663 Class A Limited Partnership Units (821,175,346.665 Class A-1 Limited Partnership Units and 86,200,726.998 Class A-2 Limited Partnership Units)

CMFT

CIM Real Estate Finance Trust, Inc. 2398 East Camelback Road, 4th Floor Phoenix, Arizona 85016	436,884,776.208 Class B Limited Partnership Units

A-1

EXHIBIT B

NOTICE OF EXERCISE OF EXCHANGE RIGHT

[Intentionally omitted.]

B-1

EXHIBIT C

CONSENT RIGHTS

(a)

Issue or cause any Restricted Entity to issue any equity securities, provided that CMFT may issue, or may cause the Partnership to issue, in a single transaction or in a series of related transactions, equity securities that would in the aggregate be less than or equal to (x) 5% of the then total issued and outstanding CMFT Common Shares calculated on a fully diluted, as converted, exchanged or exercised basis (in the case of an issuance by CMFT of CMFT Common Shares) or (y) directly or indirectly (i.e., taking into account Partnership Units that will be indirectly owned by holders of any shares of CMFT Capital Stock being issued) 5% of the then issued and outstanding Partnership Units of the Partnership calculated on a fully diluted, as converted, exchanged or exercised basis (in the case of an issuance by CMFT or the Partnership), but only if, in each case of clauses (x) and (y), such equity securities have designations, preferences, rights, priorities or powers that are in all respects pari passu or less favorable than those provided to (A) holders of CMFT Common Shares (in the case of an issuance by CMFT) or (B) holders of Class A Limited Partnership Interests or Class B Limited Partnership Interests (in the case of an issuance by the Partnership);

(b)	Adopt any shareholder rights plan or similar agreements;

(c)	Amend the charter, articles of incorporation, bylaws, operating agreement, or other applicable corporate organizational, constituent and/or governing documents of any Restricted Entity;

(d)	Exchange or dispose of all or substantially all of the assets of any Restricted Entity in a single transaction or series of related transactions;

(e)	Enter into a merger, sale or other combination to which any Restricted Entity is a party (except for any Permitted Merger pursuant to Section 9.4(b));

(f)	Transfer, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of any Restricted Entity;

(g)	Appoint or remove (without cause) the Chief Executive Officer of CMFT (or the Person holding an equivalent officer position);

(h)	Terminate the employment of any officers of a Restricted Entity or terminate the association of a partner with the Partnership or any of the Partnership’s Subsidiaries, in each case, without cause;

(i)	Liquidate or dissolve any Restricted Entity;

(j)	Withdraw, remove or substitute any Person who serves as a general partner (including, for the avoidance of doubt, the General Partner) with respect to any Restricted Entity;

(k)

Transfer or cause to be transferred any beneficial ownership, in whole or in part, of any general partner interest with respect to any Restricted Entity (including, for the avoidance of doubt, the General Partnership Interest held by the General Partner and the Limited Partnership Interests held by CMFT) to any Person other than the CIM Limited Partner or its Permitted Transferees; or

C-1

(l)

Enter into any new business outside of the Partnership or any of its Subsidiaries or otherwise engage in, directly or indirectly, including through any Affiliate, any business or activities that are the same as, substantially similar to or competitive with the business of the Partnership or any of its Subsidiaries, or otherwise divert or reroute any business or opportunity from the Partnership or any of its Subsidiaries.

C-2

EXHIBIT D

DEFINITION OF “ADJUSTMENT FACTOR”AND ILLUSTRATIVE CALCULATIONS

Definition of “Adjustment Factor”

“Adjustment Factor” means, with respect to any CMFT Capital Event, the following:

(a)	In the case of a CMFT Capital Event that involves an issuance of shares of CMFT Capital Stock by CMFT, the quotient of:

(1)	the total number of issued and outstanding shares of CMFT Capital Stock (other than CMFT Voting Preferred Shares) after giving effect to such CMFT Capital Event divided by

(2)	the sum of:

i.	the total number of issued and outstanding shares of CMFT Capital Stock (other than CMFT Voting Preferred Shares) as of immediately prior to the consummation of such CMFT Capital Event plus:

ii.	the product of:

1.	the number of shares of CMFT Capital Stock issued in such CMFT Capital Event multiplied by

2.

(x) in the case of a CMFT Capital Event in which CMFT Capital Stock is issued in a financing transaction, the percentage of the gross proceeds to CMFT resulting from such financing contributed to the Partnership or the Partnership’s Subsidiaries, (y) in the case of a CMFT Capital Event in which CMFT Capital Stock is issued as consideration in an acquisition, merger or exchange transaction in which CMFT acquires assets or other properties from a third party, the percentage of such acquired assets or other properties contributed to the Partnership or the Partnership’s Subsidiaries, or (z) in the case of a CMFT Capital Event in which CMFT Capital Stock is issued to any director, employee or other service provider of CMFT, the Partnership or any of their respective Subsidiaries in consideration for services provided by such director, employee or other service provider, the percentage of such services provided solely for the benefit of the Partnership and its Subsidiaries (measured relative to the fair market value of the total services provided by such director, employee or other service provider for the benefit of CMFT, the Partnership and their respective Subsidiaries).

(b)	In the case of a CMFT Capital Event that involves a redemption, cancellation or other acquisition of shares of CMFT Capital Stock by CMFT, the quotient of:
(1)	the total number of issued and outstanding shares of CMFT Capital Stock (other than CMFT Voting Preferred Shares) after giving effect to such CMFT Capital Event divided by

(2)	the difference of:

i.	the total number of issued and outstanding shares of CMFT Capital Stock (other than CMFT Voting Preferred Shares) as of immediately prior to the consummation of such CMFT Capital Event minus:

ii.	the product of:

1.	the number of shares of CMFT Capital Stock redeemed or otherwise acquired by CMFT in such CMFT Capital Event multiplied by

2.

the percentage of the amount paid by CMFT to consummate such redemption, cancellation or other acquisition that is financed out of the cash balances or other assets of the Partnership or any of the Partnership’s Subsidiaries (including from the proceeds of any sale of assets or other properties of the Partnership or the Partnership’s Subsidiaries, or by means of any reimbursement by the Partnership or any of the Partnership’s Subsidiaries for any amounts so paid by CMFT).

Illustrative Calculations

Set forth below are illustrative calculations of the operation of the Adjustment Factor under various hypothetical assumptions and scenarios pursuant to Sections 7.9 and 7.10 of this Agreement. Such examples are not intended to reflect actual transactions and shall not be deemed to modify, supplement or supersede the terms of this Agreement. In the event of any inconsistency between any illustrative example and the terms of this Agreement, the terms of this Agreement shall control. No party shall have any rights or obligations based on any such illustrative calculation or example.

*****

Hypothetical assumptions as of the Closing Date (as defined in the Contribution Agreement):

•	CIM Limited Partner holds (1) 67 Class A Limited Partnership Units, (2) 67 CMFT Voting Preferred Shares, and (3) 67 CMFT Voting Preferred Share Votes.

•	CMFT holds 33 Class B Limited Partnership Units.

•	Stockholders of CMFT (other than the CIM Limited Partner) hold 33 CMFT Common Shares.

Example #1: CMFT issues 3 CMFT Common Shares to third-party investor for $3, 100% of the proceeds of which are contributed to the Partnership.

•	Total CMFT Common Shares post-transaction = 33 + 3 → 36

•	Adjustment Factor = 36 ÷ (33 + (3 X 100%)) → 1.000

•	Post-transaction:

•	CMFT Common Shares outstanding = 36

•	Class B Limited Partnership Units outstanding = 36

•	CMFT Voting Preferred Share Votes = 67 X 1.000 → 67

•	Class A Limited Partnership Units outstanding = 67 X 1.000 → 67

Example #2: CMFT issues 3 CMFT Common Shares to third-party investor for $3, 0% of the proceeds of which are contributed to the Partnership.

•	Total CMFT Common Shares post-transaction = 33 + 3 → 36

•	Adjustment Factor = 36 ÷ (33 + (3 X 0%)) → ~1.0909

•	Post-transaction:

•	CMFT Common Shares outstanding = 36

•	Class B Limited Partnership Units outstanding = 36

•	CMFT Voting Preferred Share Votes = 67 X 1.0909 → ~73

•	Class A Limited Partnership Units outstanding = 67 X 1.0909 → ~73

Example #3: CMFT issues 3 CMFT Common Shares to third-party investor for $3, 50% of the proceeds of which are contributed to the Partnership.

•	Total CMFT Common Shares post-transaction = 33 + 3 → 36

•	Adjustment Factor = 36 ÷ (33 + (3 X 50%)) → ~1.0435

•	Post-transaction:

•	CMFT Common Shares outstanding = 36

•	Class B Limited Partnership Units outstanding = 36

•	CMFT Voting Preferred Share Votes = 67 X 1.0435 → ~70

•	Class A Limited Partnership Units outstanding = 67 X 1.0435 → ~70

Example #4: CMFT redeems 3 CMFT Common Shares for $3, funded 100% from the balance sheet of the Partnership.

•	Total CMFT Common Shares post-transaction = 33 – 3 → 30

•	Adjustment Factor = 30 ÷ (33 – (3 X 100%)) → 1.000

•	Post-transaction:

•	CMFT Common Shares outstanding = 30

•	Class B Limited Partnership Units outstanding = 30

•	CMFT Voting Preferred Share Votes = 67 X 1.000 → 67

•	Class A Limited Partnership Units outstanding = 67 X 1.000 → 67

Example #5: CMFT redeems 3 CMFT Common Shares for $3, funded 100% from the balance sheet of CMFT.

•	Total CMFT Common Shares post-transaction = 33 – 3 → 30

•	Adjustment Factor = 30 ÷ (33 – (3 X 0%)) → ~0.9091

•	Post-transaction:

•	CMFT Common Shares outstanding = 30

•	Class B Limited Partnership Units outstanding = 30

•	CMFT Voting Preferred Share Votes = 67 X 0.9091 → ~61

•	Class A Limited Partnership Units outstanding = 67 X 0.9091 → ~61

Example #6: CMFT redeems 3 CMFT Common Shares for $3, funded 50% from the balance sheet of CMFT and 50% from the balance sheet of the Partnership.

•	Total CMFT Common Shares post-transaction = 33 – 3 → 30

•	Adjustment Factor = 30 ÷ (33 – (3 X 50%)) → ~0.9524

•	Post-transaction:

•	CMFT Common Shares outstanding = 30

•	Class B Limited Partnership Units outstanding = 30

•	CMFT Voting Preferred Share Votes = 67 X 0.9524 → ~64

•	Class A Limited Partnership Units outstanding = 67 X 0.9524 → ~64

D-4